SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

PENSON WORLDWIDE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2012

Dear Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Penson Worldwide, Inc. (the “Company” or “Penson”), which will be held at 1700 Pacific Avenue, Suite 295A, Dallas, Texas 75201, on Thursday, May 17, 2012 at 9:00 a.m. local time.

At this meeting, you will be asked:

1.	To elect five (5) Directors of the Company, three (3) of whom will serve until the 2015 annual meeting of stockholders, one (1) of whom will serve until the 2013 annual meeting of stockholders and one (1) of whom will serve until the 2014 annual meeting of stockholders, or until their successors are elected and qualified;

2.	To conduct an advisory vote to approve named executive officer compensation;

3.	To ratify the selection of BDO USA, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2012; and

4.	To transact such other business as may properly come before the meeting.

Our proxy materials are available for review on the Internet at http://www.cstproxy.com/penson/2012. Instructions on how to access and review the proxy materials can be found on the Notice of Internet Availability of Proxy Materials (the “Notice”) sent to all stockholders. The Notice will also include instructions for stockholders on how to access the proxy card to vote over the Internet and how to obtain paper copies of the proxy materials. Alternatively, you may request paper copies of the proxy materials by calling 1-888-221-0690, or sending a request to our corporate offices, 1700 Pacific Avenue, Suite 1400, Dallas, Texas 75201, Attn: Corporate Secretary. There is no charge for requesting a paper copy. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted at the meeting.

Sincerely,

Philip A. Pendergraft
Chief Executive Officer

Dallas, Texas

PENSON WORLDWIDE, INC.

1700 Pacific Avenue, Suite 1400

Dallas, Texas 75201

Important Notice regarding the availability of proxy materials for the Annual Meeting of Stockholders

to be held on May 17, 2012 at 9:00 AM local time

1700 Pacific Avenue, Suite 295A Dallas, Texas 75201

Items of Business:	(1) To elect five (5) Directors of the Company, three (3) of whom will serve until the 2015 annual meeting of stockholders, one (1) of whom will serve until the 2013 annual meeting of stockholders and one (1) of whom will serve until the 2014 annual meeting of stockholders, or until their successors are elected and qualified;

(2) To conduct an advisory vote to approve named executive officer compensation;

(3) To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

(4) To transact such other business as may properly come before the meeting.

The Board of Directors recommends a vote “FOR” Items 1, 2 and 3.

Record Date:	You are entitled to attend the Annual Meeting and can vote if you were a stockholder of record as of the close of business on March 19, 2012.

Voting:	You may vote your proxy when you view the material on the Internet. You will be asked to follow the prompts to vote your shares.

Proxy Materials:	The proxy materials are available for review at http://www.cstproxy.com/penson/2012. The site contains instructions on how to request paper copies of the proxy materials. Alternatively, you may request paper copies of the proxy materials by calling 1-888-221-0690, or sending a request to our corporate offices, 1700 Pacific Avenue, Suite 1400, Dallas, Texas 75201, Attn: Corporate Secretary. There is no charge for requesting a paper copy.

Date of Mailing:	This Notice is first being mailed to stockholders on or about March 26, 2012.

By Order of the Board of Directors of Penson Worldwide, Inc.

Andrew B. Koslow
Corporate Secretary

Dallas, Texas

March 26, 2012

PENSON WORLDWIDE, INC.

1700 Pacific Avenue, Suite 1400

Dallas, Texas 75201

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 17, 2012

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Penson Worldwide, Inc., a Delaware corporation, for the Annual Meeting of Stockholders of the Company to be held at 1700 Pacific Avenue, Suite 295A, Dallas, Texas 75201, on Thursday, May 17, 2012, at 9:00 a.m. local time and at any adjournments or postponements thereof. Shares represented by proxy cards will be voted at the Annual Meeting if the proxy card is properly executed, returned to the Company before the Annual Meeting and not revoked. Any stockholder giving a proxy may revoke it at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy card in advance of the Annual Meeting or by attending the Annual Meeting, withdrawing the proxy and voting in person. Your attendance at the Annual Meeting will not constitute automatic revocation of the proxy. The Notice of stockholder meeting was first mailed to stockholders on or about March 26, 2012.

PURPOSE OF MEETING

At the Annual Meeting, stockholders will be asked to consider the following proposals:

(1)	To elect five (5) Directors of the Company, three (3) of whom will serve until the 2015 annual meeting of stockholders, one (1) of whom will serve until the 2013 annual meeting of stockholders and one (1) of whom will serve until the 2014 annual meeting of stockholders, or until their successors are elected and qualified;

(2)	To conduct an advisory vote to approve named executive officer compensation;

(3)	To ratify the selection of BDO USA, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2012; and

(4)	To transact such other business as may properly come before the meeting.

The Board of Directors recommends that stockholders vote “FOR” the nominees for Director, “FOR” the advisory vote approving executive compensation; and “FOR” the proposal to ratify the selection of BDO USA, LLP.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will vote upon specific proposals as described in more detail in the Proxy Statement. In addition, our management will report on the Company’s performance over the last fiscal year and, following the meeting, respond to questions from stockholders.

Who may attend the Annual Meeting?

The Board of Directors set March 19, 2012 as the record date for the Annual Meeting. All stockholders who owned shares of record of Penson Worldwide, Inc. common stock at the close of business on March 19, 2012, or their duly appointed proxies, may attend and vote at the Annual Meeting or any adjournments thereof. Please note that if you hold shares in “street name” (that is, in a brokerage account or through a bank or other nominee), you will need to bring personal identification and a copy of a statement reflecting your share ownership as of March 19, 2012 and check in at the registration desk at the Annual Meeting.

Who can vote?

Each stockholder who owned Company common stock at the close of business on March 19, 2012 is entitled to one vote for each share of Company common stock held on all matters to be voted on. At the close of business on the record date, there were 27,984,321 shares of our common stock outstanding.

What am I voting on?

You will be voting on the following three items of business at the Annual Meeting:

•

The election of Messrs. Engemoen, Johnson and Kelly to serve as Directors until the 2015 Annual Meeting of Stockholders, the election of Ms. Schueneman to serve as a Director until the 2013 Annual Meeting of Stockholders, and the election of Mr. Basso to serve as a Director until the 2014 Annual Meeting of Stockholders, or until their successors are elected and qualified;

•	A non-binding advisory vote on the compensation of the Company’s named executive officers; and

•	The ratification of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

We will also consider other business that properly comes before the meeting.

How many votes are required to hold the Annual Meeting?

The required quorum for the transaction of business at the Annual Meeting is a majority of shares of common stock issued and outstanding on the record date. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matters. Brokers holding shares of record for customers are not entitled to vote on any “non-routine” matters unless they receive voting instructions from their customers. In the event that a broker does not receive voting instructions, a broker may notify us that it lacks voting authority to vote those shares. These “broker non-votes” refer to votes that can only be cast by the brokers if they receive their customers’ instructions. The election inspectors will treat broker non-votes as shares that are present and entitled to vote for the purpose of determining the presence of a quorum.

Which ballot measures are considered “routine” and which are considered “non-routine”?

The ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2012 under Proposal 3 is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with that proposal. Proposals 1 and 2 are considered non-routine matters. For the purpose of determining the outcome of any non-routine matter, broker non-votes will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). These broker non-votes will have no effect on the outcome of Proposals 1 and 2. Please note that brokers may not vote your shares on Proposals 1 and 2 in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

How many votes are required to pass a proposal?

Whether a matter is considered “routine” does not determine the number of votes required to pass that proposal. Even though it is a “non-routine” matter, a plurality of the votes cast is required to elect directors under Proposal 1. This means that the nominees who receive the greatest number of votes for each open seat will be elected. A vote is withheld when a properly executed proxy is marked “WITHHELD FROM ALL NOMINEES” or “FOR ALL NOMINEES EXCEPT AS NOTED ABOVE” for the election of one or more Directors. However, as described below under “Corporate Governance – Majority Vote Requirement for Directors”, the Board has adopted a policy requiring any nominee who receives a greater number of votes withheld than votes for his or her election to tender a resignation, which will be considered by the Board in light of the circumstances leading to such vote.

Proposals 2 and 3 require the affirmative vote of a majority of shares of common stock present in person or represented by proxy and voting at the annual meeting. However, Proposal 2 represents only an advisory vote of the stockholders and is non-binding. Abstentions and broker non-votes will have no effect on these proposals.

If you choose to abstain from voting, your vote will not be counted toward the required vote to pass a proposal.

What does it mean to vote by proxy?

By giving your proxy, you give someone else the right to vote your shares in accordance with your instructions. In this way, you assure that your vote will be counted even if you are unable to attend the Annual Meeting. In this case, we are asking you to give your proxy to Andrew B. Koslow, General Counsel and Corporate Secretary, and Nicole H. Williams, Vice President and Associate General Counsel, and their respective designees. If you give your proxy but do not include specific instructions on how to vote, your shares will be voted FOR the election of the Board’s nominees, FOR the advisory vote approving executive compensation, and FOR the ratification of the appointment of the independent accountants.

Will my shares be voted if I do not provide my proxy?

If you do not return your proxy, you may vote by electronic voting, through telephone or internet, or by voting in person at the Annual Meeting. If you do not vote through any of those methods and you do not provide your proxy, a broker holding your shares in “street name” may vote your shares. When a broker holding stock in street name indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be entitled to vote with respect to that matter. In connection with the Annual Meeting, it is anticipated that brokers will only have discretionary authority with respect to the proposal for ratification of BDO USA, LLP as our independent public accounting firm for fiscal 2012. Accordingly, a broker non-vote will be counted toward the establishment of a quorum, but, once a quorum is established, will have no effect on the voting on such matter.

How does the Board recommend I vote on the proposals?

The Board recommends votes:

•	FOR the election of each of the nominees for Director named in this Proxy Statement;

•	FOR the advisory vote approving executive compensation; and

•	FOR the ratification of BDO USA, LLP as our independent registered public accounting firm for fiscal 2012.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most Penson stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with Continental Stock Transfer & Trust Co, Penson’s transfer agent, you are considered, with respect to those shares, the stockholder of record, and the notice is being sent directly to you by Penson. As the stockholder of record, you have the right to grant your voting proxy or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the notice is being forwarded to you by your broker or nominee that is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting; however, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote your shares. Your broker or nominee has provided or will provide a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How can I vote?

Penson is offering stockholders of record the following methods of voting:

•	Electronic Voting by Telephone or Internet:

•	Telephone: You may vote by telephone; or

•	Internet: You may vote over the Internet.

If you choose to vote by telephone or Internet, please refer to the instructions provided to you in the Notice on how to vote your shares.

•

Proxy Card: You may request paper copies of all proxy materials, indicate your vote on the paper proxy card by signing and dating the card where indicated and mailing the card in the prepaid envelope that will be sent to you with the requested proxy materials; or

•

In-Person: You may also vote in person at the Annual Meeting. Each stockholder is entitled to one vote for each share of Company common stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes for the election of Directors, so you will not be able to vote more than once for any individual Director, even if you withhold your vote for any other Director.

If you are the beneficial owner of your shares and wish to vote in person, please refer to the discussion under the caption “What is the difference between holding shares as a stockholder of record and as a beneficial owner?” above.

What happens if additional proposals are presented at the Annual Meeting?

Other than the election of directors, the advisory vote regarding executive compensation, and the ratification of the independent registered public accounting firm, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, Andrew B. Koslow, our General Counsel and Corporate Secretary, and Nicole H. Williams, Vice President and Associate General Counsel, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. However, under our By-laws, the deadline for notifying us of any additional proposals to be presented at the Annual Meeting has passed and, accordingly, stockholders may not present proposals at the Annual Meeting.

Can I change my vote?

You may change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	voting again by telephone or through the Internet prior to 11:59 pm (Eastern Time), on May 15, 2012;

•	giving written notice to the Corporate Secretary of the Company by May 15, 2012;

•	signing another proxy card with a later date and returning it to us prior to the Annual Meeting; or

•	voting again at the meeting.

Your attendance at the Annual Meeting will not have the effect of revoking a proxy unless you notify our Corporate Secretary in writing before the polls close that you wish to revoke a previous proxy. You may revoke your proxy at any time before the proxy has been voted at the Annual Meeting by taking one of the actions described above.

Who will count the votes?

Representatives of our transfer agent, Continental Stock Transfer & Trust Co., will count the votes and will serve as the independent inspector of the election.

What if I return my proxy card but do not provide voting instructions?

If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card but do not specify how your shares are to be voted, the persons named as proxies on the proxy card will vote your shares in accordance with the recommendations of the Board. These recommendations are:

•

FOR the election of each of the nominees for Director named in this Proxy Statement: Messrs. Roger J. Engemoen Jr., David Johnson and David M. Kelly as Class I Directors, Ms. Diane L. Schueneman as a Class II Director and Mr. Robert S. Basso as a Class III Director;

•	FOR the advisory vote approving executive compensation; and

•	FOR the ratification of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Who is soliciting proxies?

Solicitation of proxies will be made by the Company’s management through the mail, in person, over the Internet or by telephone, without any additional compensation being paid to the Company’s management. The cost of such solicitation will be borne by the Company. In addition, the Company has requested that all brokers and other custodians of the Company’s stock forward notice of annual meeting materials to our stockholders. The Company will reimburse them for the expenses incurred in so doing.

Deadline for receipt of stockholder proposals for 2013 Annual Meeting of Stockholders.

A stockholder wishing to submit a proposal to be considered for inclusion in the Proxy Statement and form of proxy relating to the 2013 Annual Meeting of Stockholders must submit the proposal in writing, and the proposal must be received by Penson no later than January 15, 2013.

Date of our fiscal year end.

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and also additional information about Penson, its officers and Directors. Some of the information is stated as of the end of fiscal 2011, and some information is provided as of a more current date. Our fiscal year ends on December 31.

PROPOSED DEBT RESTRUCTURING

The Company has announced that it has entered into a Restructuring Support Agreement, dated March 13, 2012 (the “Restructuring Support Agreement”), with certain holders of a majority of its outstanding indebtedness pursuant to which such holders have agreed to support the restructuring of substantially all of its outstanding indebtedness (the “Restructuring”), subject to certain terms, conditions and termination events. Under the Restructuring Support Agreement the Company and such debtholders outlined a term sheet for the proposed Restructuring. Among other things, the term sheet calls for the Company to offer to issue an aggregate of $105 million in new first lien senior secured notes, $120 million in new Series A senior preferred stock, $35 million in new Series B preferred stock, and newly issued shares constituting 61.5% of the Company’s then-outstanding Common Stock, in exchange for all of such currently outstanding indebtedness. The Restructuring Support Agreement was filed with the Securities and Exchange Commission as Exhibit 10.1 to Form 8-K on March 14, 2012.

The terms of the Restructuring under discussion contemplate, among other things, that following completion of the Restructuring, the Company will have seven authorized directors, and that: (i) holders of the Series A senior preferred stock will be entitled to elect up to four directors, (ii) holders of the Series B preferred stock will be entitled to elect one director and (iii) holders of common stock will be entitled to elect two directors, voting together with the Series A senior preferred stock, which preferred stock will control such vote, with one such director being the Company’s Chief Executive Officer. After the Series A senior preferred stock has been redeemed in full, then, until the Series B preferred stock has been redeemed in full, holders of the Series B preferred stock will be entitled to elect up to four directors and holders of common stock will be entitled to elect three directors. In addition, the proposed terms of the Restructuring contemplate that, except: (x) with respect to the separate voting rights of the Series B preferred stock; and (y) where a separate vote of any other class or series is required by law, as to any matter on which one or more other classes or series of stock are entitled to vote, the holders of Series A senior preferred stock will vote together with the holders of any such class or series in a manner where a majority of the holders of Series A senior preferred stock will have 80% of the total vote. Also, the proposed terms of the Restructuring provide that, after the full redemption of the Series A senior preferred stock, as to any matter that is not presented to the holders of Series B preferred stock on a series basis, the holders of the Series B preferred stock shall be entitled to vote together as a single class with the holders of Common Stock and shall have 75% of the total vote.

The Restructuring is currently under negotiation with the expectation that it may be completed within the next several weeks. Any shares of Series A senior preferred stock, Series B preferred stock or Common Stock to be issued in connection with the Restructuring will be issued after the record date for the Annual Meeting and the holders thereof will not participate in the meeting. If the Restructuring is completed on terms substantially similar to the proposed terms described above, the Company may call a special meeting of stockholders, including for the purpose of electing new directors in accordance with the requirements described above.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company currently has seven Directors, divided into three classes. The term of one class of Directors expires each year. The persons whose names are listed below have been nominated for election as Directors by the Board of Directors. Each nominee, if elected, will serve until the Annual Meeting in 2013, 2014 or 2015, as specified below, or until his successor has been elected and qualified.

The Board of Directors’ nominees for election as Directors to Class I for a three-year term expiring at the Company’s annual meeting in 2015 are as follows:

Name	Age	Position with Penson Since
Roger J. Engemoen, Jr.	58	Chairman of the Board, 2000
David Johnson (2), (3)	64	Director, 2006
David M. Kelly (1), (2), (3)	73	Director, 2000

In addition, the Board of Directors has nominated for election one director appointed in November, 2011, to serve as a Class II director, with term expiring at the Company’s annual meeting in 2013, as follows:

Name	Age	Position with Penson Since
Diane L. Schueneman (1), (2)	60	Director, 2011

Also, the Board of Directors has nominated for election one director appointed in February, 2012, to serve as a Class III director, with term expiring at the Company’s annual meeting in 2014, as follows:

Name	Age	Position with Penson Since
Robert S. Basso (1), (3)	67	Director, 2012

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Roger J. Engemoen, Jr. has served as our Chairman of the Board of Directors since September 2000, when we effected a corporate restructuring, and was Chairman of our predecessor entities from 1995 to 2000. Mr. Engemoen has 35 years of industry experience. Mr. Engemoen holds a B.B.A. in finance and accounting and an M.B.A. in finance from Southern Methodist University.

As the Chairman of our Board of Directors, Mr. Engemoen presides at all meetings of our Board of Directors. He has provided leadership to the Company since its inception, and continues to guide the Company through his service on the Company’s global executive committee with our Chief Executive Officer and our President. Mr. Engemoen’s deep knowledge of the industry and the Company provide the Board with a valuable resource in its handling of the issues we face.

David Johnson has served as a member of our Board of Directors since January 2006. Mr. Johnson also serves as a member of the Governing Council of Advocate Condell Medical Center, having served as Chairman of the Finance Committee for that organization from 2006 to 2008. He was formerly a Vice President of DLJ/Pershing Company from 1969 to 1979 and served as First Vice President of marketing and operations at the Chicago Board Options Exchange from 1979 to 1982. From 1982 to 2005, he served in various capacities at Morgan Stanley, most recently as a Managing Director. Mr. Johnson served as a member of the Board of Directors of the Chicago Board Options Exchange from 1996 to 2002. He also served as member of the board of directors for the Board of Trade Clearing Corporation from 1991 to 1998, and as chairman of the board of that organization from 1994 to 1996. Mr. Johnson was a member of a number of exchanges, including the Chicago Board Options Exchange, the Chicago Board of Trade, the Chicago Stock Exchange, Chicago Mercantile Exchange, Pacific Stock Exchange and the American Stock Exchange, serving on various committees of those exchanges, both as a member and as chairman. Mr. Johnson was in the United States Navy Reserve from 1966 until 1972. Mr. Johnson attended the New York School of Finance.

Mr. Johnson’s extensive industry and management experience provide the Board with a valuable tool in its evaluation of Company and executive performance. The Company benefits from Mr. Johnson’s experiences through his service as the Chairman of our Compensation Committee as well as a member of our Nominating and Corporate Governance Committee.

David M. Kelly has served as a member of our Board of Directors since September 2000 and as our lead independent director since 2007. Mr. Kelly retired in February 2000 from his position as President and Chief Executive Officer of the National Securities Clearing Corporation, a position he held from 1983, and as Vice Chairman of DTCC and Vice Chairman and Chief Executive Officer of GSCC. In April 2000, Mr. Kelly joined the board of directors of the Chicago Stock Exchange where he continues to serve as a director and currently serves in the capacity of Chairman of the Regulatory Oversight Committee. Since September 2000, Mr. Kelly has been an independent trustee of the SPDR Series Trust, part of State Street Global Advisors, and an independent trustee of SPDR Index Shares since July 2004. Mr. Kelly served as a director of Custodial Trust Company (n/k/a JPMorgan Trust Company) and as a member of its Trust Committee from April 2003 through July 2009. Mr. Kelly received his B.A. in economics from Michigan State University and served in the U.S. Marine Corps.

Mr. Kelly’s extensive industry and management experience allows him to serve as our lead independent director and as chairman of our Audit Committee, where he also qualifies as an “audit committee financial expert,” and on our Compensation Committee and Nominating and Corporate Governance Committee. Mr. Kelly has served as a member of our Board of Directors for over eleven years and has gained a deep knowledge of the Company’s operations in addition to his extensive knowledge of our industry.

Diane L. Schueneman has served as a member of our Board of Directors since November 2011. Ms. Schueneman served in various capacities for BofA Merrill Lynch (formerly, Merrill Lynch & Co. Inc.) from 1971 through April, 2008, serving as Senior Vice President and Head of Global Infrastructure from April 2006 through April, 2008. In her capacity as SVP – Head of Global Infrastructure, Ms. Schueneman was responsible for all technology infrastructure, client services and operations worldwide for the capital markets and private wealth and asset management operations. Ms. Schueneman has served as a non-executive director of ICAP, a publicly traded company, since July 2010 and currently serves on ICAP”s audit, compensation and nominating and corporate governance committees.

As one of our independent directors, Ms. Schueneman serves as a member of our Compensation Committee and our Audit Committee, where she qualifies as an “audit committee financial expert.” Ms. Schueneman’s financial experience and extensive knowledge of our industry provide the Board valuable insight into current market practices and executive performance relative to industry standards.

Robert S. Basso has served as a member of our Board of Directors since February 2012. Mr. Basso has over 40 years of experience in the financial services industry and founded BEST Partners LLC, an independent consulting firm, in 2007. From July 2003 to December 2004 Mr. Basso served as Executive Vice President of National Financial, a Fidelity Investments company providing clearing and execution services, and provided consulting services to Fidelity Investments from January 2005 to January 2006. Mr. Basso currently serves as a director for Poniard Pharmaceuticals, Inc., a publicly traded company. Mr. Basso received a B.S. from Seton Hall University and an MBA from Pace University.

Mr. Basso’s extensive financial services experience and service on the board of directors of companies in our industry provides the Board valuable insight into current industry practices and corporate governance best practices in highly regulated industries. Mr. Basso qualifies as an independent director, and serves on the Company’s Nominating and Corporate Governance Committee and on the Audit Committee, where he qualifies as an “audit committee financial expert.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES FOR THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

The business and affairs of the Company are managed under the direction of the Board of Directors. The Board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board’s responsibilities to stockholders. The Board believes that its practices align management and stockholder interests. Highlights of our corporate governance practices are described below.

Composition of the Board of Directors

Currently, we have seven members on our Board of Directors. Our Board of Directors is currently divided into the following three classes with staggered three-year terms:

•	Class I, whose current term will expire at the annual meeting of stockholders to be held in 2012;

•	Class II, whose current term will expire at the annual meeting of stockholders to be held in 2013; and

•	Class III, whose current term will expire at the annual meeting of stockholders to be held in 2014.

The Class I Directors are Messrs. Engemoen, Johnson, and Kelly; the Class II Directors are Mr. Pendergraft and Ms. Schueneman; and the Class III Directors are Messrs. Son and Basso.

At each annual meeting of stockholders, the successors to Directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. Regular attendance at Board meetings is required of each Director. The Board held 23 meetings in 2011. No incumbent Director attended fewer than 75% of the total number of Board meetings. Attendance at the Company’s annual meeting of stockholders is not required of the Company’s Directors, but the Company encourages its Directors to attend. All of the Company’s incumbent Directors attended the Company’s 2011 annual meeting of stockholders. The non-management Directors met in executive session at seven Board meetings in 2011. The Audit Committee held 11 meetings in 2011. No incumbent member of the Audit Committee attended fewer than 75% of the total number of Audit Committee meetings. The Compensation Committee held four meetings in 2011. No incumbent member of the Compensation Committee attended fewer than 75% of the total number of Compensation Committee meetings. Our Nominating and Corporate Governance Committee held three meetings during 2011. No incumbent member of the Nominating and Corporate Governance Committee attended fewer than 75% of the total number of Nominating and Corporate Governance Committee meetings. Ms. Schueneman was appointed to the Board, the Audit Committee and the Compensation Committee in November, 2011, and attended each meeting of the Board and those committees held after her appointment in 2011.

Our other directors

Class II Directors – Term Expires in 2013

Name of Director	Age	Positions with Penson Since
Philip A. Pendergraft	51	Chief Executive Officer and Director, 2005

Philip A. Pendergraft was appointed as our Chief Executive Officer in July 2005. From October 2000 through July 2005, Mr. Pendergraft served as our Executive Vice President and Chief Operating Officer. He has served as a member of our Board of Directors since September 2000, when we effected a corporate restructuring. Mr. Pendergraft has served as an executive officer and Director of certain of our affiliated entities since 1995. He has served as a member of the board of directors and as an audit committee member of the Options Clearing Corp. since 2009. He currently serves as a director of the New Regime Press, Inc., a position he has held since February 2009. Mr. Pendergraft has 28 years of securities industry experience, including starting up three clearing operations. Mr. Pendergraft holds a B.A. in economics from Trinity University.

As our Chief Executive Officer, Mr. Pendergraft has successfully guided the Company through its initial public offering and several key acquisitions, and has helped supervise the growth of the Company from its inception. Through his extensive knowledge of the securities industry and the Company’s internal operations, Mr. Pendergraft provides the Board of Directors a valuable resource in its evaluation and handling of the internal and market issues we face. Mr. Pendergraft continues to guide the Company, with our Chairman and our President, through his service on our global executive committee.

Class III Directors – Term Expires in 2014

Name	Age	Position with Penson Since
Daniel P. Son	72	Director, 2000

Daniel P. Son has served as a member of our Board of Directors since September 2000, when we effected a corporate restructuring. Mr. Son served as our President from September 2000 until his retirement from that position effective August 31, 2010. Prior to September 2000, he served as President and a member of the Board of Directors of our predecessor entities. Mr. Son has over 40 years of brokerage operations and clearing experience and has started three clearing operations in the last 20 years. Mr. Son holds a B.B.A. in accounting from Southern Methodist University.

Though Mr. Son retired as our President effective August 31, 2010, he continues to provide leadership to the Company through his service as a Director and as a consultant under the terms of a consulting agreement we entered into with a company controlled by Mr. Son effective September 1, 2010. The consulting agreement extends through December 31, 2012. Mr. Son’s extensive industry experience provides the Company with insight into industry trends and opportunities and enhances the ability of the Board of Directors to make timely and informed decisions.

Board committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee. The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements and internal controls of the Company and the Company’s compliance with certain legal and regulatory requirements. The Audit Committee interacts directly with and evaluates the performance of the independent auditors, including determining whether to engage or dismiss the independent auditors and monitoring the independent auditors’ qualifications and independence. The Audit Committee also pre-approves all audit services and permissible non-audit services provided by the independent auditors. The Audit Committee currently consists of Messrs. Kelly (Chairman) and Basso and Ms. Schueneman. Each director will continue to serve as a member of the Audit Committee following the Annual Meeting. The Board of Directors has determined that all of the Audit Committee members are independent and that each of Messrs. Kelly and Basso and Ms. Schueneman is an audit committee financial expert, as defined by Securities and Exchange Commission rules, and has financial sophistication in accordance with applicable NASDAQ listing standards. The Audit Committee acts pursuant to a written charter adopted by our Board that can be viewed on our website at http://www.penson.com/ under “Investor Relations – Board of Directors – Governance Documents.”

Compensation Committee. The Compensation Committee assists our Board of Directors in its oversight of executive compensation, determines our goals and objectives relevant to compensation and sets compensation levels and programs for our Board and our executive officers that correspond to our goals and objectives. The Compensation Committee also administers the Company’s equity plans; however, a subcommittee of the Board, consisting of Mr. Pendergraft, is authorized, subject to certain restrictions, to make equity grants to all employees, other than directors, executive officers and employees that directly report to Mr. Pendergraft.

The Compensation Committee is authorized to hire independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Corporation’s executive officers, other key employees and non-employee directors. In November, 2010, the Compensation Committee engaged Meridian Compensation Partners LLC, which was then a division of Hewitt & Associates, an executive compensation consulting firm, to, among other things, review executive compensation against current industry standards taking into account recent changes in the governance climate and to recommend actions to attract and retain outstanding executive talent. The recommendations of Meridian were taken into account in formulating the Company’s executive bonus plan in effect for fiscal year 2011.

In determining or recommending the amount or form of executive officer compensation each year, the Compensation Committee generally takes into consideration recommendations received from our chief executive officer with respect to the compensation of executive officers, other than the chief executive officer and chairman, based on his annual review of their performance. In establishing executive officer compensation targets for 2011, the Compensation Committee considered the compensation recommended by the chief executive officer, the compensation information provided by its compensation consultants, individual performance and the achievement of certain other operational and qualitative goals identified in the Company’s strategic plan.

The Compensation Committee currently includes Messrs. Johnson (Chairman) and Kelly and Ms. Schueneman. Each director will continue to serve as a member of the Compensation Committee following the Annual Meeting. The Compensation Committee acts pursuant to a written charter adopted by our Board that can be viewed on our website at http://www.penson.com/ under “Investor Relations – Board of Directors – Governance Documents.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee considers and periodically reports on matters relating to the size, identification, selection and qualification of the Board of Directors and candidates nominated for the Board of Directors and its committees, and develops and recommends governance principles applicable to us. The Nominating and Corporate Governance Committee also periodically reviews and revises certain of the Company’s corporate insurance policies, depending on its assessment of the Company’s insurance needs. The Nominating and Corporate Governance Committee consists of Messrs. Basso (Chairman), Johnson and Kelly. Each director will continue to serve as a member of the Nominating and Corporate Governance Committee following the Annual Meeting. The Nominating and Corporate Governance Committee acts pursuant to a written charter adopted by our Board that can be viewed on our website at http://www.penson.com/ under “Investor Relations – Board of Directors – Governance Documents.”

Our Nominating and Corporate Governance Committee is responsible for screening potential Director candidates and recommending qualified candidates to the Board for nomination. The Committee will consider recommendations from its current Directors, management or stockholders so long as the recommended candidate meets the criteria the Committee has established for all Director candidates. Stockholders’ nominations for Directors must be made in writing and include a general description of the nominee, including name, age and relevant experience. Nominations should be addressed to the attention of the Company’s Secretary at the Company’s main offices, 1700 Pacific Avenue, Suite 1400, Dallas, Texas 75201, and must be received no later than December 15, 2012.

The Committee has not established a written diversity policy or a required retirement age, and has not fixed minimum education or years of business experience requirements, but in general expects qualified candidates will provide diverse viewpoints, skills and experience and have substantial business experience and a proven history of successful leadership. The Committee reviews its criteria for Director candidates annually to ensure that the criteria remain current and efficient. Among other things, the Committee seeks candidates that:

•	hold positions (or have held positions) as senior executive officers or directors with a respected company;

•	are familiar with the Company or its business and related business industries; and

•	are respected in the business community for integrity and ability.

Board Leadership Structure and Role in Risk Oversight

We have separated the roles of chairman and chief executive officer; however, our Chairman, Mr. Roger J. Engemoen, Jr., is also an employee of the Company and has served in that role since the founding of our Company. Mr. Engemoen, Mr. Pendergraft, our Chief Executive Officer, and Mr. Engel, our President, now serve as our global executive committee. Our Board believes it is important that Mr. Engemoen continue to be actively involved in our day-to-day affairs, given his extensive knowledge of the Company’s operations and our recent strategic initiatives. We believe that it would be inappropriate at this time to appoint an independent director to serve as our chairman because, among other things, of the time demands we place on the person serving in that role.

Because the position of chairman is held by an employee director, our Board believes it is in the best interests of the Company and its stockholders to appoint one director to serve as our lead independent director. David M. Kelly has acted as the lead independent Director of the Board of Directors since 2007. In this capacity, Mr. Kelly presides at the regularly scheduled executive sessions of the Board where only non-employee Directors are present. Mr. Kelly advises the Chief Executive Officer of the conclusions of the non-employee Directors as appropriate. In 2012, the non-employee Directors met in executive sessions seven times. In addition, our lead director had regular telephone conversations with our other non-employee directors as well as our chief executive officer regarding the operations and direction of the Company.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for the Company and its stockholders. Our Board reviews the recommendations of our Nominating and Corporate Governance Committee in determining the Directors who will serve on each Committee, who will act as our chairman and who will act as our lead independent director.

Our management is responsible for implementing and executing risk monitoring policies and procedures with respect to the various risks and uncertainties that the Company faces, including financial risk, market risk, operational risk and litigation and compliance risk, with our chief risk officer reporting regularly to the Board of Directors and, separately, to the independent directors of the Board. The Board of Directors is responsible for exercising oversight of management’s risk monitoring policies and procedures, with the independent directors independently evaluating the Company’s risk monitoring. The Board has delegated certain of its oversight responsibilities to its committees when the Board feels those risks are directly tied to their areas of supervision. The Audit Committee reviews our policies and guidelines with respect to internal controls and oversees our financial reporting policies and procedures. The Compensation Committee considers risk issues when establishing and administering our equity plans and compensation philosophy for our executive officers and other key personnel. Our Nominating and Corporate Governance Committee oversees matters relating to the composition and organization of the Board and its committees and recommends to the Board improvements with respect to their structure and composition.

Code of Ethics

The Company’s Code of Business Conduct and Ethics, which is the Company’s code of ethics applicable to all Directors, officers and employees of the Company, embodies the Company’s principles and practices relating to the ethical conduct of the Company’s representatives and its long-standing commitment to honesty, fair dealing and full compliance with all laws, domestic and foreign, that affect the Company’s business operations. The Code of Business Conduct and Ethics is available on the Company’s website at http://www.penson.com/ under “Investor Relations – Board of Directors – Governance Documents.” The Board of Directors has designated the Audit Committee to oversee the administration of the code. In its capacity as the code administrator, the Audit Committee is empowered to grant waivers of the code in some instances if, upon evaluation of the facts and circumstances involved, the Audit Committee deems it appropriate to do so. If the Audit Committee determines it appropriate to authorize a waiver of the code, we may post that result on the Company’s website rather than reporting the waiver through a filing with the SEC.

Director Independence

The Company reviews the independence requirements of the SEC and NASDAQ to determine independence. The Board considered transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates.

Based on these standards, the Board has affirmatively determined that Messrs. Johnson, Kelly, and Basso and Ms. Schueneman are independent of the Company and its management under the rules of the SEC and NASDAQ.

Communications with the Board of Directors

Stockholders with questions about the Company are encouraged to contact the Company by sending communications to the attention of the Corporate Secretary at 1700 Pacific Avenue, Suite 1400, Dallas, Texas 75201. If stockholders feel that their questions have not been sufficiently addressed through communications with the Corporate Secretary, they may communicate with the Board of Directors by sending their communications to the Board of Directors, c/o the Corporate Secretary at the same address.

The Company’s lead independent director, David M. Kelly, is an independent director and has been designated by the Board of Directors to preside at the executive sessions of the independent directors. If interested parties wish to make a concern known to the independent directors, they may do so by sending communications directly to the Lead Independent Director, 1700 Pacific Avenue, Suite 1400, Dallas, Texas 75201.

Minimum Shareholding Requirement

The Company believes it is important to align the interests of the Board with the interests of the Company’s stockholders. For that reason, each Director is required to hold no less than 1,000 shares of the Company’s stock. All of the Company’s current Directors comply with the minimum shareholding requirement.

Majority Vote Requirement for Directors

The Board believes it is important that the Company’s stockholders have meaningful input into the composition of the Company’s Board of Directors. To help ensure this, the Board has adopted a policy that requires any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” in any uncontested election shall promptly tender his or her resignation following certification of the stockholder vote.

After receiving any resignation offer, the Nominating and Corporate Governance Committee will consider the circumstances that led to a majority of votes being withheld for the Director, and will make a recommendation to the Board regarding the tendered resignation. The Board will act on any recommendation from the Nominating and Corporate Governance Committee within 90 days following the vote of the Company’s stockholders and will disclose its decision regarding whether to accept the Director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC. Any Director who tenders his or her resignation under this process is not permitted to participate in the Nominating and Corporate Governance Committee’s deliberations or in the Board’s final determination.

Additional Executive Officers

Bryce B. Engel has served as our President and Chief Operating Officer since August, 2011. Prior to that, Mr. Engel served as our Executive Vice President – international operations beginning in March, 2009. Prior to joining Penson, Mr. Engel served as Senior Vice President and Chief Brokerage Operations Officer of TD Ameritrade from January 2005 to November 2008. Mr. Engel served on the board of directors and as a member of the margin committee of the Options Clearing Corporation from February 2006 to January, 2009. Mr. Engel, age 40, holds a B.A. in business finance from the University of Nebraska.

Andrew B. Koslow has served as our Executive Vice President since March, 2009, as our General Counsel since September 2002 and as our Secretary since July 2005. Prior to joining Penson, Mr. Koslow served as Director, General Counsel and Chief Operating Officer of One Financial Network, Inc., a private financial services company, from June 1999 to December 2002. From June 1999 to December 2002, Mr. Koslow served as Managing Director of Whytecliff Capital Corp., a private equity company, and from December 1999 to May 2002 as Director and Secretary of Omnitrix Technologies, Inc., a private technology company. From August 1997 to May 1999, Mr. Koslow served as Chief Administrative Officer and General Counsel to D.E. Shaw Financial Technology and Farsight Financial Services. Mr. Koslow, age 51, has 24 years of experience working with various financial services and technology companies. Mr. Koslow holds a B.A. from Johns Hopkins University, a M.A. from the School of Advanced International Studies of Johns Hopkins University, a C.E.P. from the Institut d’Etudes Politiques de Paris and a J.D. from New York University School of Law.

Kevin W. McAleer has served as our Executive Vice President since August 2008 and our Chief Financial Officer since February 2006. Prior to that Mr. McAleer was an independent financial consultant from February 2004 through February 2006. Mr. McAleer, age 61, has 30 years of experience as the Chief Financial Officer for different public and private companies, and 10 years experience at a national public accounting firm. Mr. McAleer holds a B.S. degree from LaSalle University and is a Certified Public Accountant. Mr. McAleer resigned as our chief financial officer effective as of March 31, 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis addresses the following topics:

•	Our compensation objectives and philosophy;

•	The components of our compensation for executive officers; and

•	Our compensation decisions for fiscal year 2011.

Our discussion will focus on the compensation structure in effect for our named executive officers, or “NEOs,” identified in the Summary Compensation Table that follows this discussion and analysis. Our compensation committee, or our “committee,” has overall responsibility for evaluating and approving the executive officer compensation programs.

Compensation Objectives and Philosophy

The Company’s executive compensation programs are designed to achieve three primary objectives:

•	Recruitment and retention of outstanding executive talent;

•	Rewards for achieving Company short-term financial and individual goals; and

•	Alignment of long-term interests between management and Company stockholders.

The committee seeks to achieve these objectives by:

•	Establishing a compensation structure that is competitive in attracting, retaining and motivating outstanding executive talent;

•	Linking a substantial portion of compensation to the Company’s performance and the individual’s contribution to that performance;

•	Providing bonus compensation opportunities that are aligned to targeted level amounts when pre-established Company performance targets are met; and

•	Providing long-term equity based incentives.

Executive Summary of 2011 Compensation

Though the domestic and global economy showed some limited improvement in 2011, interest rates continued to hold at historically low levels, which had a significant negative impact on the profitability of our asset-based businesses. Measured on an annual basis, trading volume in equity securities remained depressed, which negatively impacted our non-interest revenue performance. These conditions, among others, hindered the Company’s ability to achieve its financial targets in the 2011 fiscal year. Our financial targets are discussed more fully under “Elements of Compensation – Annual Bonus Plan for 2011.” Accordingly, the committee and management took a number of steps aligned with our pay for performance philosophy:

•

Our chief executive officer and chairman, together with our non-employee directors, continued to take a voluntarily reduction in their base salaries and meeting and monthly fees, respectively, of up to 10% for 2011, and our president took a voluntary reduction in his base salary of 10% effective August, 2011;

•	We do not anticipate any salary increases for our NEOs in 2012;

•	We reduced the equity target bonuses as a percentage of base salary for each of our NEOs by up to 25%;

•	None of our chief executive officer, chief financial officer or president of our domestic clearing subsidiary received a bonus for fiscal year 2011;

•	Half of all cash bonuses to be paid to our other NEOs have been deferred to July, 2012; and

•	We instituted a new evaluation system for each of our executives, to ensure that only our top performing executives received 100% of their targeted bonuses.

Methodology for Setting Compensation

Our committee sets base salary, cash bonus and equity grant levels in its discretion, based on the judgment and experience of the members of the committee, as well as management recommendations. In 2011, over 90% of our stockholders that voted on our say-on-pay proposal held at the 2011 Annual Meeting of Stockholders approved that proposal, which the committee believes was an endorsement by our stockholders of our compensation philosophies, methodology, policies and practices. Accordingly, the committee did not make any material changes to the company’s compensation philosophies, methodology, policies or practices for the remainder of 2011 for fiscal year 2011 compensation or in setting compensation for fiscal year 2012.

The principal factors that the committee considers when setting the compensation levels for the NEOs are recommendations by our chief executive officer for our other NEOs, advice from the committee’s independent consultant, comparison of the Company’s performance against certain operational and qualitative goals identified in the Company’s strategic plan, and individual performance as assessed by the committee, with input from the CEO as to the NEOs other than himself.

The committee does not engage in “benchmarking” against specific other companies. The committee continues to believe that the Company, which unlike our competitors is independent from a large financial institution, has few, if any, truly comparable publicly traded financial services companies to provide an accurate data set against which to compare. The committee believes that the Company’s most appropriate peers are established businesses within large financial institutions, for which publicly-disclosed compensation information is limited.

In November 2010, the committee retained Meridian Compensation Partners LLC, then a division of Hewitt & Associates, an executive compensation consulting firm, to amongst other things review executive compensation against current industry standards and to recommend actions to attract and retain outstanding executive talent. The consultant did not perform any services on behalf of management and did not have any potential business conflicts that would affect its role as an independent advisor.

The committee generally meets during the fourth quarter each year to review and discuss the Company’s current year performance and discuss compensation objectives for the following year. Final compensation decisions are generally made at the committee’s regular meeting during the first quarter of the year, when the final results of our prior year’s performance are reviewed. The principal factors that the committee considers when setting the compensation of NEOs are the individual’s skills and experience, the Company’s performance against pre-established financial goals, the individual’s performance and our chief executive officer’s recommendations.

Our chief executive officer provided the committee with his assessment of the 2011 individual performance of each of our NEOs, other than himself. The committee took his recommendations into consideration when determining the compensation for the NEOs, making such adjustments as it deemed advisable. Our committee determined the compensation of our chief executive officer without the chief executive officer present.

Elements of Compensation.

For 2011, the principal components of the Company’s executive compensation program were as follows:

•	Base salary, which is primarily used to recruit and retain executive talent;

•	Equity compensation, which is primarily designed to ensure long-term retention of our executive talent and align their interests with the Company’s stockholders; and

•	Bonuses, which are primarily designed to reward achievement of short-term financial goals.

We view each component of compensation as related but distinct. We determine the appropriate level for each compensation component based in part, but not exclusively, on our retention goals, fairness relative to other employees and short-term and long-term Company objectives. However, the committee’s philosophy is to make a substantial portion of our executive officers’ compensation performance-based in order to align our officers’ interests with our stockholders’ interests. As in past years, the committee had determined that this goal was best achieved by paying approximately 75% of each executive’s bonus under the executive bonus plan for fiscal year 2011 in the form of an equity award and the remaining 25% in cash subject to attainment of the respective performance goals for each such component. However, at the time of evaluation of fiscal year 2011 performance in February 2012, the committee changed the composition of the bonus so that 50% of the bonus payable in the form of an equity grant based on achievement of the specified performance goals for that component was paid in cash. We reduced the equity component of our executive bonuses due to the fact that our depressed stock price would require that we issue a much larger number of shares to achieve the same economic value as prescribed under the original terms of the plan. The committee determined that issuing such a large number of shares would not be in the best interests of the Company or our stockholders. However, our committee determined that some part of each executive’s bonus should be paid in the form of an equity grant so that each executive’s compensation continues to be tied to the performance of the Company’s stock. The committee also reduced the equity bonus target levels for our NEOs by 25% due to the financial performance of the Company. These adjustments to our bonus plan are described in more detail below.

Base Salaries

Base salary is the only fixed compensation element in our executive compensation program and is intended to attract and retain executives as well as provide executives with a certain level of financial security and continuity from year to year.

We generally determine salaries for our executive officers based on the responsibilities of their position, the officer’s skills and experience and the officer’s contributions to the Company’s recent performance. The base salary for our chief executive officer and our president and chief operating officer are set forth in employment agreements that were amended on February 3, 2012; the salaries for our chief financial officer, our general counsel and the president of our domestic securities clearing subsidiary were originally established in compensation letters.

Our committee reviews salaries annually and may adjust the executive officer’s salary in its discretion, subject to the provisions of any applicable employment contract. The Committee increased the base salaries of each of Mr. Engel and Mr. Yancey to $500,000 per year effective January 1, 2011, and further increased the salary of Mr. Engel to $600,000 per year in August, 2011, due to the increased responsibilities that each officer undertook in 2011; however, Mr. Engel took a voluntary reduction of 10% of his base salary at that time. No other NEO’s base salary was increased during 2011.

Effective February, 2010, our chief executive officer and chairman volunteered to take up to a 10% reduction in their base salaries that continued through 2011. Accordingly, for these individuals, base salaries are 10% below 2008 levels.

Equity Awards

We believe that providing a portion of our executive officers’ compensation in the form of equity awards is important to provide them with long-term incentives to support and build stockholder value. Equity grants are also used to aid in our retention of executive talent.

Grants of equity-based compensation for executive officers are solely at the discretion of our committee under the Company’s Amended and Restated 2000 Stock Incentive Plan and may be in the form of restricted stock units, options or other equity-based awards. Over the past three years, our committee has only granted restricted stock units. The equity awards granted to our executive officers typically vest annually over a period of three years of service. The committee believes that the grant of restricted stock units that vest over several years will increase retention and provide adequate incentives to our executive officers to engage in long-term beneficial activities for the Company.

Generally the committee makes equity-based awards at the time we first employ new executive officers and on an annual or biannual basis in order to aid in retention and reward performance. We may grant equity-based awards at other times in connection with extraordinary transactions. The exercise price of options is set at the closing selling price of the Company’s common stock on the NASDAQ Global Stock Market on the grant date.

Equity grants to new employees who do not report directly to the chief executive officer are generally awarded by our chief executive officer and reported to the committee at the committee’s next regular meeting. Our chief executive officer’s authority to grant options is limited based upon the title of the employee receiving the grant. Equity grants made to new employees generally vest annually over a three-year period; however, the vesting of those grants generally commences on the first calendar day of the month following the award issuance.

The only equity awards granted to our NEOs for 2011 were the RSUs granted under the annual bonus plan as described below. We do not currently intend to reduce future grants due to the vesting of any options or restricted stock units that have been previously granted to any executive officer.

Annual Bonus Plan for 2011

Our NEOs’ bonuses are largely dependent on meeting or exceeding pre-established Company financial goals in order to focus our executives on business operations and the Company’s financial performance. However, our committee deems it important to tie a portion of the annual bonus of our NEOs to their individual performance goals that focus on the current strategic initiatives for their role. This is meant to establish a direct correlation between pay and individual performance. For 2011, Company performance was measured by revenue and earnings per share, which we believe are generally the most appropriate goals to reward because they reflect the growth of the Company and increases in efficiency. The goals for these measures were presented by the Company’s management and approved by the Board of Directors as part of the Company’s annual business plan. The committee has the discretion to adjust these goals during the course of the fiscal year; however both positive and negative goals adjustments are limited to unforeseeable events such as material transactions and accounting rule changes. The committee did not make any adjustments to the plan objectives during 2011.

The 2011 executive bonus plan provided for payment of 75% of target bonus in the form of equity awards and the remaining 25% of target bonus in cash with actual bonuses payable based on attainment of the company and individual goals prescribed for each component. The equity portion of each NEO’s bonus was payable in the form of restricted stock units (“RSUs”). Each RSU entitles the holder to receive one share of our common stock following vesting. The initial number of RSUs is determined by converting the amount of the bonus payable in RSUs by the closing price of our stock on the date the bonus was awarded. The RSUs vest annually in equal installments over three years from March 1, 2012.

In February 2012, the committee reviewed company performance and made the following adjustments to the bonus program for fiscal year 2011:

•	The committee reduced the equity target bonuses for each NEO by up to 25%.

•	50% of the bonus payable in RSUs (based on level of attainment of the performance goals for the equity component of the bonus) was instead payable in cash.

•	The committee reduced the remaining bonus payable in the form of RSUs by 50%.

•	Payment of 50% of the total bonus payable in cash was deferred to July 2012.

In addition, none of our chief executive officer, chief financial officer or president of our domestic clearing subsidiary received their bonuses. Accordingly, bonuses were awarded to only two of our NEOs.

Performance Goals

The cash portion of the target annual bonus was dependent upon the Company’s achievement of its pre-established financial goals for the 2011 fiscal year. The portion of the target annual bonus for our NEOs payable in the form of RSUs was broken down as follows: (i) 25% based solely upon the NEO’s continued service to the Company; (ii) up to 25% based upon the Company’s achievement of pre-established financial goals for the 2011 fiscal year; (iii) up to 25% based upon the attainment of a pre-established client and/or cash or debit balance growth target applicable to the NEO’s employer entity for the 2011 fiscal year; and (iv) up to 25% based upon a subjective evaluation of the NEO’s attainment of pre-established individual objectives. The table below sets forth the breakdown of the criteria for the cash and equity portions of the targeted annual bonus for each of our NEOs.

	Revenue Goals	Earnings Per Share Goals	Individual Goals	Client or Balance Growth Goals	Continued Company Service

Cash bonus	50%	50%	n/a	n/a	n/a

Equity bonus	12.5%	12.5%	25%	25%	25%

One hundred percent of the target bonus with respect to each of the Company’s financial goals (whether payable in cash or equity) was payable if the target levels of such goal was achieved. No amount was payable if we did not achieve at least 70% of the financial performance goal target; the bonus was to be pro-rated to the extent the Company achieved between 70% and 100% of the performance goals. Executives that exceeded pre-determined individual performance goals were entitled to receive up to 120% of their total target bonus, executives that met their pre-determined goals were entitled to receive up to 100% of their total target bonus and those executives that were considered to have significantly underperformed were only entitled to receive up to 20% of their total target bonus.

For the 2011 bonus program, the full-year target for revenue was $357,549,000 while the earnings per share target was $0.06. Actual full-year revenue for 2011 was approximately $302,306,081, and earnings per share for 2011 was approximately $(1.56). Before our committee could finalize the client or balance growth goals for each officer, our strategic initiatives changed during 2011, such that our committee determined that the conversion of our securities processing business to Broadridge’s systems was our top priority for the year, and therefore replaced client or balance growth goals with an evaluation of how the conversion was implemented. Based on our evaluation of the implementation of the conversion, our committee determined that each of our NEOs had attained 50% of this goal. No bonuses were increased based on individual performance goals.

For each executive (including our NEOs), the committee determined whether that executive had exceeded, met, or failed to achieve pre-set individual performance goals (described below). The additional 20% bonus described above was not awarded to any of our NEOs.

Target Bonuses

The committee sets each NEO’s annual target bonus as a percentage of salary based upon the committee’s assessment of general compensation practices in the financial services industry and the advice of its compensation consultant and the chief executive officer (with respect to the other NEOs). In February 2012, due to the performance of the Company in 2011, the committee reduced the target annual equity bonus as a percentage of base salary for each of our executive officers by up to 25% as compared to the bonus targets originally approved for fiscal year 2011. For 2011, the target bonus for each of our NEOs (as so reduced) was as follows:

Named Executive Officer	Bonus Target as % of Base Salary

Chief Executive Officer	130%
President	130%
Executive Vice President and Chief Financial Officer	130%
Executive Vice President, General Counsel	89%
President, Domestic Securities Clearing Subsidiary	100%

The committee believes that the compensation of the executive officers should be closely tied to the performance of the Company, and believes this is accomplished through generally setting the target bonus of its executive officers equal to approximately 100% of their base salary. The committee has set bonus targets for the chief executive officer, president and chief financial officer substantially higher than 100% of their base salary due to the committee’s belief that the performance of those officers directly impacts the Company’s overall financial performance. The chief executive officer and president are primarily responsible for supervising and generating growth and development opportunities and the chief financial officer is primarily responsible for supervising and lowering costs and risk exposure for the Company. The committee has set the bonus target for our general counsel slightly below 100% due to the committee’s belief that it is intended for his performance to be less directly focused on the Company’s overall financial performance.

Individual Performance

As part of the bonus decision-making process, our committee evaluated the individual performance of our NEOs, which individual evaluation was based on a subjective assessment of the NEO’s performance during 2011 against their respective pre-established goals based on input from our chief executive officer (with respect to NEOs other than himself). The individual performance goals for our chief executive officer and chief financial officer are described above. As each of these officers declined to accept a bonus in 2011, the committee did not evaluate the individual performance of these officers for purposes of determining their individual performance bonus. The primary goal of the president of our domestic clearing subsidiary was to supervise the conversion of our securities processing operations to Broadridge’s systems and maintaining our relationships with our client base during this process. As he declined to accept a bonus in 2011, the committee did not evaluate his individual performance for purposes of determining his individual performance bonus.

Our president is primarily responsible for the operational aspects of our Company. In 2011, our president assumed responsibility for certain domestic matters in addition to the international operations that he has overseen since joining the Company in March, 2009. His individual goals were to continue to evaluate and advance our strategic initiatives, and implement effective cost-cutting measures in an effort to improve the Company’s cash flow. Based on discussions with our chief executive officer and a review of his performance, the committee determined that our president achieved 90% of his individual goals in 2011.

Our general counsel is responsible for managing all litigation and arbitration matters, advising our management and our Board of Directors as to all corporate governance and other legal matters, evaluating legal issues with respect to potential acquisition opportunities, serving as our chief SOX compliance officer and advising on strategic initiatives. He also served on the board of directors of our Australian subsidiary, and supervised the business and legal aspects of its sale. His primary goals in 2011 were to advise the Company regarding several changing regulatory and legal matters, manage outstanding litigation and various corporate matters and supervise the legal aspects of our strategic initiatives. In 2011, our general counsel was able to conclude several litigation and corporate matters, advise our Board of Directors on several regulatory matters and advance and conclude certain of our strategic initiatives, among other services. After discussions with our chief executive officer and a review of his performance, the committee determined that our general counsel achieved 90% of his individual goals in 2011. In addition, the committee awarded a one-time cash bonus of $15,960 to our general counsel for his extraordinary efforts in overseeing, implementing and completing certain of our strategic initiatives.

Equity Awards Granted

Based on achievement of approximately 85% of the Company’s revenue goals and 50% of the revised client or balance growth goals, the committee awarded RSUs in the amount of 54,848 shares and 31,341 shares to our president and our general counsel, respectively. These amounts were calculated by dividing $86,660 and $49,520 (the amount of bonus payable in RSUs after the adjustment described above) by $1.58, the closing price of our stock on February 14, 2012 when the committee made the bonus decisions. Our chief executive officer, chief financial officer and the president of our domestic clearing subsidiary declined any bonus. These RSU grants represented the total equity bonus awarded to our NEOs. The RSUs were granted on February 14, 2012 and will vest annually over a three-year period in equal installments from March 1, 2012.

Cash Awards Granted

Because we achieved approximately 85% of our revenue target but did not achieve at least 70% of our earnings per share target, we awarded approximately 25% of the targeted bonuses payable in cash to each of our NEOs based on attainment of the company performance goals specified for the cash component of the bonus plan. As discussed above, the committee also determined to pay in cash a portion of the bonus otherwise payable in the form of an equity award. Based on the achievement of the goals for both the cash and the equity component of the bonus and the subsequent reallocation of the equity component of the bonus to cash, the committee awarded an aggregate cash bonus in the amount of $215,500 and $124,040 to our president and our general counsel, respectively. In addition, the committee awarded our general counsel a one-time discretionary cash bonus of $15,960 for his extraordinary efforts in overseeing, implementing and completing certain of our strategic initiatives. Our chief executive officer, chief financial officer and president of our domestic securities clearing subsidiary declined any cash bonus.

For compensation relating to the fiscal year 2011, our executive officers generally received approximately 82% of their cash compensation in base salary and 18% in bonus. The compensation allocation for 2011 heavily favored base salary in percentage terms because we did not fully achieve both financial performance targets in 2011 discussed above.

The below table sets forth the cash and equity bonuses granted to each of our NEOs:

	Equity Bonus		Cash Bonus
	Dollar Value	RSUs Awarded

Philip A. Pendergraft Chief Executive Officer	$0	0	$0

Kevin W. McAleer Executive Vice President and Chief Financial Officer	$0	0	$0

Bryce B. Engel President and Chief Operating Officer	$86,660	54,848	$215,500

Andrew B. Koslow Executive Vice President, General Counsel, Secretary	$49,520	56,077	$140,000

C. William Yancey Former President & Chief Executive Officer, Penson Financial Services, Inc.	$0	0	$0

Remedying Executive Misconduct

Effective as of January 1, 2010, our Board adopted a recoupment policy (commonly known as a “clawback” provision) that gives the committee the discretion to require that, among others, our executive officers return any performance-based payments or future incentive awards should our officers engage in conduct that is detrimental to the Company. These circumstances include (i) a required restatement of financial statements filed with the Securities and Exchange Commission in which the results of that period were the basis of payment of performance-based compensation; (ii) the materially misleading information used to determine a performance-based payment; or (iii) the officer engages in fraud or misconduct that causes or is reasonably expected to cause injury to the interest or business reputation of the Company or of a business area for which the officer has or had responsibility.

In addition, should the Board determine that an executive officer has engaged in fraudulent or intentional misconduct, it will attempt to remedy the misconduct by taking all appropriate action, which may include but is not limited to terminating the executive officer and initiating legal action against him or her.

Perquisites

Our executive officers are eligible to participate in our employee benefit plans, which include medical, dental, life insurance and 401(k) plans, all of which are available to all salaried employees and do not discriminate in favor of executive officers. We do not offer any other perquisites to our NEOs in excess of $10,000.

Post-Termination and Change in Control Arrangements.

Certain of our NEOs, under their employment agreements and compensation letters, are entitled to receive severance payments following an involuntary termination. Our employment contracts and compensation letters with our executive officers also provide for the payment of severance payments or vesting of certain equity-based compensation grants if an executive officer is terminated within a certain period of time following a change of control. The committee believes a severance benefit is appropriate given the time required for an executive officer to find new employment. In the event of a change in control, we feel that the payments and vesting are warranted because executive officers are generally required to expend extraordinary efforts to help integrate an acquired company with a purchaser even though the executive officers may be terminated after the transition period. We believe that these benefits provide sufficient incentive to motivate executive officers to remain with the company in such an event to transfer valuable information and provide management continuity during that transition period. We generally do not adjust our executive officers’ compensation because of the effect of potential termination payments.

The employment agreements for our chief executive officer and our president provide for payment of continued base salary and health care coverage for one year and our president’s severance agreement entitles him to an additional 50% of the executive’s targeted bonus in the event that the executive is terminated without cause or terminates his employment for good reason, whether or not a “change of control” has occurred. These payments are intended to provide the executive financial resources while he transitions to a new position or into retirement. These employment contracts liberally define “cause” to include, among other things, the breach of confidentiality and non-competition obligations and any act of misconduct that has an adverse effect on our business, operations or prospects.

Under his compensation letter, if terminated for a reason other than for cause our chief financial officer is entitled to a severance package including six months of his base salary at the time of termination. Under his compensation letter, as amended effective February, 2012, our general counsel is now entitled to a severance package including continued base salary and health care coverage for one year. His compensation letter had previously provided for a continued base salary of six months. “Cause” is defined as described above for our chief executive officer and president.

Options and restricted stock units may also vest on an accelerated basis in connection with a change of control or a subsequent involuntary termination of the executive’s employment. The Amended and Restated 2000 Stock Incentive Plan provides that in the event of a change in control, the outstanding options and restricted stock units, which are not assumed by the successor company or otherwise continued in effect, will automatically vest in full on an accelerated basis.

Tax Deductibility of Pay

U.S. Internal Revenue Code Section 162(m) limits the amount of compensation that the Company may deduct in any fiscal year with respect to its executive officers to $1,000,000 each, unless the compensation qualifies as performance-based compensation. Stock options granted under our Amended and Restated 2000 Stock Incentive Plan are considered performance based awards and are excluded from this limit and the income recognized by our NEOs in connection with the exercise of the options is fully deductible. Income recognized by an individual upon vesting of restricted stock units is generally not excluded from the limit.

Other than our chief executive officer and our president, we do not anticipate our NEOs’ cash-based compensation plus the income recognized upon the vesting of restricted stock units to be more than $1,000,000 unless we exceed our revenue and operating income goals or the committee grants discretionary bonuses. Assuming our stock price remains relatively constant in 2012 and we meet our revenue and operating income goals (and each officer therefore is awarded his respective full target bonus), the compensation subject to Section 162(m) for our chief executive officer and president will be approximately $1,380,000.

The committee considers the impact of this tax provision and attempts, to the extent practical, to implement compensation policies that maximize the tax benefits to the Company. However, the committee recognizes the importance of preserving the Company’s ability to design compensation programs in a manner that the committee deems appropriate and some of the compensation deemed paid to our executive officers may not be deductible.

Accounting Treatment of Pay

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Amended and Restated 2000 Stock Incentive Plan, in accordance with the requirements of FASB ASC Topic 718, formerly FAS 123(R). The committee does not make compensation decisions solely on the basis of the accounting treatment for the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

David Johnson, Chairman
David M. Kelly
Diane L. Schueneman

Compensation committee interlocks and insider participation

Our Compensation Committee currently consists of Messrs. David Johnson and Kelly and Ms. Schueneman. All members of the Compensation Committee during fiscal year 2011 were independent directors, and no member was an employee or former employee. No Compensation Committee member had any relationship requiring disclosure under “Certain Relationships and Related Transactions,” beginning on page 39. During fiscal year 2011, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee.

SUMMARY COMPENSATION TABLE

The following table sets forth all compensation earned by our Principal Executive Officer, Principal Financial Officer and our three other most highly compensated executive officers for the fiscal years 2011, 2010 and 2009. We refer to these officers collectively as our “named executive officers.” Perquisites and other personal benefits paid to officers in the table below that are less than the minimum reporting thresholds and are represented in the table below by “ — .”

Name and principal position (a)	Year (b)	Salary ($) (c)(1)	Bonus ($)(d)		Stock Awards ($)(e)(2)		Option Awards ($)(f)(3)	Non-Equity Incentive Compensation Plan ($)(g)		All Other Compensation ($)(i)		Total ($)(j)
Philip A. Pendergraft Chief Executive Officer	2011	540,000	—		195,166	(4)	—	—	(5)	5,000	(6)	740,166
	2010	545,000	—		—		—	—	(5)	5,000	(6)	550,000
	2009	600,000	—		—		—	300,000		5,000	(6)	905,000

Kevin W. McAleer Executive Vice President and Chief Financial Officer (7)	2011	300,000	—		260,221	(8)	—	—	(9)	5,000	(6)	565,221
	2010	300,000	—		98,146	(10)	—	25,000		5,000	(6)	428,146
	2009	300,000	—		—		—	171,718		5,000	(6)	476,718

Bryce B. Engel President and Chief Operating Officer	2011	516,667	—		332,565	(11)		215,500	(12)	5,000	(6)	1,069,732
	2010	300,000	—		162,021	(13)	—	25,000		5,000	(6)	492,021
	2009	239,611	60,000		288,000	(14)	—	143,540		—		731,151

Andrew B. Koslow Executive Vice President, General Counsel, Secretary	2011	450,000	15,960	(15)	285,432	(16)	—	$124,040	(17)	5,000	(6)	880,432
	2010	450,000	—		76,334	(18)	—	16,875		5,000	(6)	548,209

C. William Yancey Former President & Chief Executive Officer, Penson Financial Services, Inc. (19)	2011	500,000	—		358,066	(20)	—	—	(8)	5,000	(6)	863,066
	2010	425,000	—		141,771	(21)	—	26,250		5,000	(6)	598,021
	2009	425,000	150,000		—		—	192,290		5,000	(6)	772,290

(1)	Includes amounts earned but deferred at the election of the NEOs pursuant to our 401(k) employee savings and retirement plan.
(2)	The amounts in column (e) reflect the grant date fair value of stock awards granted to each named executive officer. The grant date fair value is calculated in accordance with FASB ASC 718 on the basis of the fair market value of the underlying awards on the respective grant dates. Assumptions used in the calculation of these amounts are included in Note 2 under “Stock Based Compensation” to our audited financial statements for fiscal year ended December 31, 2011, included in our annual report on Form 10-K filed with the SEC on March 15, 2011.
(3)	The amounts in column (f) reflect the grant date fair value of the stock options granted to each executive officer.
(4)	Includes 38,343 restricted stock units granted to Mr. Pendergraft on January 14, 2011 earned under our 2010 annual incentive bonus plan. The per share grant date fair value of the award on January 14, 2011 was $5.09.
(5)	The officer elected to forego his cash bonus.

(6)	Amounts reported reflect matching contributions made by the Company to the named executive officer’s account under our 401(k) plan.
(7)	Mr. McAleer resigned effective as of March 31, 2012.
(8)	Includes 51,124 restricted stock units granted to Mr. McAleer on January 14, 2011 earned under our 2010 annual incentive bonus plan. The per share grant date fair value of the award on January 14, 2011 was $5.09.
(9)	The executive officer did not accept a bonus for 2011. The committee considered this in formulating the executive’s severance package.
(10)	Includes 10,430 restricted stock units granted to Mr. McAleer on February 26, 2010. The per share grant date fair value of the award on February 26, 2010 was $9.41.
(11)	Includes 65,347 restricted stock units granted to Mr. Engel on January 14, 2011 earned under our 2010 annual incentive bonus plan. The per share grant date fair value of the award on January 14, 2011 was $5.09.
(12)	A portion of this payment ($120,936) is scheduled to be paid in March, 2012, with the remainder ($94,570) scheduled to be paid in July, 2012.
(13)	Includes 17,218 restricted stock units awarded to Mr. Engel on February 26, 2010. The per share grant date fair value of the award on February 26, 2010 was $9.41.
(14)	Includes 60,000 restricted stock units awarded to Mr. Engel on March 1, 2009. The per share grant date fair value of the award on March 1, 2009 was $4.80.
(15)	The committee awarded Mr. Koslow a one-time bonus of $15,960 for his extraordinary efforts in overseeing, implementing and completing certain of our strategic initiatives.
(16)	Includes 56,077 restricted stock units granted to Mr. Koslow on January 14, 2011 earned under our 2010 annual incentive bonus plan. The per share grant date fair value of the award on January 14, 2011 was $5.09.
(17)	One-half of the bonus was paid in February, 2012 and one-half if scheduled to be paid in July, 2012.
(18)	Includes 8,112 restricted stock units granted to Mr. Koslow on February 26, 2010. The per share grant date fair value of the award on February 26, 2010 was $9.41.
(19)	Mr. Yancey resigned effective as of February 15, 2012.
(20)	Includes 70,347 restricted stock units granted to Mr. Yancey on January 14, 2011 earned under our 2010 annual incentive bonus plan. The per share grant date fair value of the award on January 14, 2011 was $5.09.
(21)	Includes 15,066 restricted stock units granted to Mr. Yancey on February 26, 2010. The per share grant date fair value of the award on February 26, 2010 was $9.41.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain additional information regarding grants of plan-based awards to our Named Executive Officers for the year ended December 31, 2011.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stocks or Units (#)(i)	All Other Option Awards: Number of Securities Underlying Options (#)(j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(l)
		Threshold ($)(c)(3)	Target ($)(d)(4)	Maximum ($)(e)(3)	Threshold ($)(f)(5)	Target ($)(g)(6)	Maximum ($)(h)(5)
Philip A. Pendergraft		0	195,000	234,000
					146,250	585,000	702,000

Kevin W. McAleer		0	97,500	117,000
					73,125	292,500	351,000

Bryce B. Engel		0	195,000	234,000
					146,250	585,000	702,000

Andrew B. Koslow		0	100,000	120,000
					75,000	300,000	360,000

C. William Yancey		0	125,000	150,000
					93,750	375,000	450,000

(1)	Actual amounts paid pursuant to our 2011 performance-based bonus program were based on our Compensation Committee’s review of corporate performance in 2011 against pre-established consolidated revenue and earnings per share targets as discussed above under “Compensation Discussion and Analysis – Elements of Compensation – Annual Bonus Plan for 2011.”
(2)	Actual equity awards paid pursuant to our 2011 performance-based bonus program were based on (i) our Compensation Committee’s review of corporate performance in 2011 against pre-established consolidated revenue and earnings per share targets, (ii) achievement of individual goals, (iii) achievement of client and/or cash or debit balance growth target applicable to the NEO’s employer entity, and (iv) continued service to the Company, as discussed above under “Compensation Discussion and Analysis – Elements of Compensation – Annual Bonus Plan for 2011.” The bonus would be paid out in the form of an RSU grant, which would be determined by dividing the bonus award by the closing price of our stock on February 14, 2012 ($1.59). The awards were granted on February 14, 2012.
(3)	No amount was payable pursuant to our 2011 performance-based bonus program with respect to a performance goal if the Company did not achieve at least 70% of that performance goal (consolidated revenue goal weighted 50%, earnings per share goal weighted 50%); the bonus was prorated to the extent the Company achieved between 70% and 100% of the performance goal, with the executive eligible to earn up to 120% of the targeted bonus if he exceeded his pre-determined individual performance goals.
(4)	100% of the target bonus was to be paid pursuant to our 2011 performance-based bonus program if the target levels of consolidated revenue and earnings per share were achieved, with each of these goals weighted 50%.
(5)	As discussed above under “Compensation Discussion and Analysis – Elements of Compensation – Annual Bonus Plan for 2011,” one hundred percent of the target bonus with respect to Company financial goals was payable if the target levels of consolidated revenue and earnings per share was achieved. No amount of the target bonus with respect to Company financial goals was payable if we did not achieve at least 70% of the financial performance goal target, 25% of the bonus was payable if the NEO’s individual goals were achieved, 25% of the bonus was payable if the client and/or cash or debit balance growth target applicable to the NEO’s employer entity was achieved and 25% of the bonus was payable if the NEO continued service to the Company through the end of the Company’s fiscal year. The maximum amount was payable if each of the above targets were achieved and the executive exceeded his pre-determined individual performance goals (up to 120% of the target bonus would then be paid).
(6)	100% of the target bonus was to be paid pursuant to our 2011 performance-based bonus program if the NEO achieved his individual goals, the pre-established client and/or cash or debit balance growth target applicable to the NEO’s employer entity for the 2011 fiscal year was achieved and the target levels of consolidated revenue and earnings per share were achieved, with each of these goals weighted 50%, in each case as determined by our Compensation Committee.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)

Philip A. Pendergraft	100,000	—	—	17.00	5/15/2013	38,343	(1)	44,478

						1,439	(2)	1,669	—	—

Kevin W. McAleer	16,666	—	—	17.00	5/15/2013	51,124	(1)	59,304

						9,709	(3)	11,262	—	—

Bryce B. Engel	0	—	—	—	—	65,337	(1)	75,791

						18,750	(4)	21,750

						8,608	(5)	9,985

Andrew B. Koslow	16,666	—	—	17.00	5/15/2013	56,077	(1)	7,049	—	—

						9,709	(3)	11,262

						70,347	(1)	81,603

						9,709	(3)	11,262	—	—

C. William Yancey	31,250	—	—	17.00	5/15/2013	7,533	(6)	8,738

(1)	Reflects restricted stock units which entitle the recipient to one share of our common stock at the time of vesting without the payment of an exercise price or other consideration. The restricted stock units vest over three equal annual installments, with the first installment vesting on January 1, 2012 so long as the executive officer remains employed by the Company or its subsidiaries through each such date. The restricted stock award will vest on an accelerated basis as described under the section “Post-Termination and Change in Control Arrangements.”
(2)	Reflects restricted stock units which entitle the recipient to one share of our common stock at the time of vesting without the payment of an exercise price or other consideration. The restricted stock units become vested in sixteen equal quarterly installments measured from July 30, 2008, so long as the executive officer remains employed by the Company or its subsidiaries through each such date. The restricted stock award will vest on an accelerated basis as described under the section “Post-Termination and Change in Control Arrangements.”
(3)	Reflects restricted stock units which entitle the recipient to one share of our common stock at the time of vesting without the payment of an exercise price or other consideration. The restricted stock units vests over seventeen equal quarterly installments, with the first installment vesting on December 31, 2008. The restricted stock award will vest on an accelerated basis as described under the section “Post-Termination and Change in Control Arrangements.”
(4)	Reflects restricted stock units which entitle the recipient to one share of our common stock at the time of vesting without the payment of an exercise price or other consideration. The restricted stock units become vested in sixteen equally quarterly installments measured from March 1, 2009, so long as the executive officer remains employed by the Company or its subsidiaries through each such date. The restricted stock award will vest on an accelerated basis as described under the section “Post-Termination and Change in Control Arrangements.”

(5)	Reflects restricted stock units which entitle the recipient to one share of our common stock at the time of vesting without the payment of an exercise price or other consideration. The restricted stock units become vested in sixteen equally quarterly installments measured from February 1, 2010, so long as the executive officer remains employed by the Company or its subsidiaries through each such date. The restricted stock award will vest on an accelerated basis as described under the section “Post-Termination and Change in Control Arrangements.”
(6)	Reflects restricted stock units which entitle the recipient to one share of our common stock at the time of vesting without the payment of an exercise price or other consideration. The restricted stock units become vested in fourteen equally quarterly installments measured from February 1, 2010, so long as the executive officer remains employed by the Company or its subsidiaries through each such date. The restricted stock award will vest on an accelerated basis as described under the section “Post-Termination and Change in Control Arrangements.”

OPTION EXERCISES AND STOCK VESTED

The following table sets forth for each of the named executive officers the number of shares of the Company’s common stock acquired and the value realized on each exercise of stock options and vesting of restricted stock units during the year ended December 31, 2011.

	OPTION AWARDS		STOCK AWARDS
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)(1)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(2)
Philip A. Pendergraft	—	—	1,920	7,258
Kevin W. McAleer	—	—	7,765	29,354
Bryce B. Engel	—	—	19,916	64,070
Andrew B. Koslow	—	—	7,765	29,354
C. William Yancey	—	—	12,791	43,788

(1)	Value realized is determined by multiplying (i) the amount by which the market price of our common stock on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.
(2)	Value realized is determined by multiplying (i) the market price of our common stock on the applicable vesting date by (ii) the number of shares as to which each award vested on such date.

PENSION BENEFITS

The Company does not have a pension plan in which the named executive officers can participate to receive payments or other benefits at, following, or in connection with retirement.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

The Company does not maintain any non-qualified deferred compensation plans.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

An overview of the material terms of the termination and change-in-control triggers that would entitle our named executive officers to certain benefits is provided in the “Post-Termination and Change in Control Arrangements” section of the Compensation Discussion and Analysis on page 14 of this Proxy Statement.

The charts below indicate the potential payments each of our executive officers would receive under their employment agreements based upon the following assumptions:

(i) the executive’s employment terminated on December 31, 2011 under circumstances entitling the executive to severance benefits,

(ii) as to any benefits tied to the executive’s rate of base salary, the rate of base salary is assumed to be the executive’s rate of base salary as of December 31, 2011, and

(iii) as to any benefits tied to the occurrence of a change in control of the Company, the change in control is assumed to have occurred on December 31, 2011 and the change in control consideration paid per share of outstanding common stock is assumed to be equal to the closing price of our common stock on December 30, 2011, which was $1.16 per share.

BENEFITS RECEIVED UPON TERMINATION, WHETHER OR NOT IN CONNECTION WITH A CHANGE IN CONTROL:

Executive Officer	Cash Severance ($)(1)		Continued Health Coverage ($)(6)
Philip A. Pendergraft (2)	$600,000	(3)	$17,807
Kevin W. McAleer	$150,000	(4)	—
Bryce B. Engel	$600,000	(5)	—
Andrew B. Koslow	$225,000	(4)	—

(1)	Severance payments will continue to be made in accordance with the Company’s regular payroll practices in effect at the time of the termination throughout the term of the severance.
(2)	Receipt of benefits is conditioned upon the executive’s execution of a release of all claims against the Company. During the twelve month severance period the executive is subject to a non-competition agreement and an agreement not to solicit the Company’s service providers or customers. If the executive violates such agreement, the executive shall be entitled to receive or retain only 50% of the total amount of severance benefits.
(3)	Represents twelve months of salary continuation payments.
(4)	Represents six months of salary continuation payments. As discussed above, Mr. Koslow’s compensation letter was amended effective February, 2012, to increase his severance from six months to twelve months of salary continuation payments. Mr. Koslow’s current cash severance amount is $450,000. Mr. McAleer resigned effective as of March 31, 2012.
(5)	Represents twelve months of salary continuation payments. As discussed above, Mr. Engel’s employment agreement was amended effective February, 2012, to increase his severance to include 50% of Mr. Engel’s target bonus. Mr. Engel’s current cash severance amount is $990,000.
(6)	Represents the Company’s cost to continue health care coverage for the executive and the executive’s eligible dependents for a twelve month period. As of February, 2012, the compensation letters of Messrs. Engel and Koslow were amended to provide for twelve months of continued health care coverage for the executive and the executive’s eligible dependents.

ADDITIONAL BENEFITS RECEIVED UPON A CHANGE IN CONTROL:

Executive Officer	Value of Accelerated Vesting of Options ($)(1)
Philip A. Pendergraft	$0

(1)	Represents the intrinsic value of each stock option which vests on an accelerated basis in connection with the termination of employment following a change in control and is calculated by multiplying (i) the aggregate number of equity awards which vest on such an accelerated basis by (ii) the amount by which the $1.16 closing price of our common stock on December 30, 2011 exceeds any exercise price payable per vested share. Since the strike price of $17.00 for each option subject to accelerated vesting exceeds the closing selling price of our common stock on December 30, 2011, the value of the options subject to accelerated vesting is $0. Pursuant to the executive officer’s employment agreement, 25% of the executive officers outstanding options will vest on an accelerated basis upon a change in control of the Company.

ADDITIONAL BENEFITS RECEIVED UPON A CHANGE IN CONTROL WHERE SUCCESSOR COMPANY DOES NOT ASSUME OUTSTANDING UNVESTED EQUITY GRANTS:

Executive Officer	Value of Accelerated Vesting of Options ($)(1)(2)	Value of Accelerated Vesting of Restricted Stock Units($)(1)(3)
Philip A. Pendergraft	$0	$46,147
Kevin W. McAleer	$0	$70,566
Bryce B. Engel	$0	$107,526
Andrew B. Koslow	$0	$18,311
C. William Yancey	$0	$101,603

(1)	The Company’s Amended and Restated 2000 Stock Incentive Plan provides that in the event of a change in control, each outstanding option and restricted stock unit, which is not assumed by the successor company or otherwise continued in effect, will automatically vest in full on an accelerated basis.
(2)	Represents the intrinsic value of each stock option which vests on an accelerated basis in connection with a change in control where the successor company does not assume the unvested option and is calculated by multiplying (i) the aggregate number of equity awards which vest on such an accelerated basis by (ii) the amount by which the $1.16 closing price of our common stock on December 30, 2011 exceeds any exercise price payable per vested share. Since the strike price of $17.00 for each option subject to accelerated vesting exceeds the closing selling price of our common stock on December 30, 2011, the value of the options subject to accelerated vesting is $0.
(3)	Represents the intrinsic value of each restricted stock unit which vests on an accelerated basis in connection with a change in control where the successor company does not assume the unvested restricted stock units and is calculated by multiplying (i) the aggregate number of equity awards which vest on such an accelerated basis by (ii) the closing price of our common stock on December 30, 2011, which was $1.16.

BENEFIT PLANS

Amended and Restated 2000 Stock Incentive Plan

The Amended and Restated 2000 Stock Incentive Plan was initially adopted by our Board on August 30, 2000, and was approved by the stockholders effective as of September 1, 2000; our 2000 plan was subsequently amended on July 26, 2005 and approved by the stockholders on September 28, 2005; amended and restated on February 19, 2009 and approved by the stockholders on May 21, 2009; and most recently amended and restated by our Board on March 2, 2011, and approved by the stockholders on April 27, 2011.

2005 Employee Stock Purchase Plan

Our Employee Stock Purchase Plan was adopted by the Board on July 26, 2005 and approved by the stockholders on September 28, 2005. The plan is comprised of a series of offering periods. All employees regularly expected to work more than 20 hours per week for more than 5 calendar months per year may join an offering period on the start date of that period. Shares are purchased periodically on specified purchase dates during each offering period. The purchase price will not be less than 85% of the market value per share on the start date of the offering period in which the participant is enrolled or, if lower, 85% of the fair market value per share on the purchase date. None of our named executive officers participated in the Employee Stock Purchase Plan in 2011.

DIRECTOR COMPENSATION

Employee Directors do not receive any compensation for their service on our Board of Directors. Non-employee Directors receive cash compensation and equity awards as described below.

Cash Compensation

The cash compensation paid to our non-employee directors consists of two basic components: a monthly fee, for continuing service, and a per meeting fee for all board and committee meetings attended. Each non-employee director is also reimbursed for reasonable expenses incurred in connection with serving as a director.

Monthly Fees: Each non-employee director receives a monthly fee of approximately $4,167 per month, which includes a standard monthly fee of $3,000 and a pro rata portion of a $14,000 annual retainer. Non-employee directors that serve on committees of the Board or as our lead independent director receive additional monthly compensation beyond the standard monthly fee, as set forth below:

Audit Committee: The chairman of the audit committee receives an additional $2,000 per month, while each other member of the audit committee receives an additional $1,000 per month.

Compensation Committee: The chairman of the compensation committee receives an additional $917 per month, while each other member of the compensation committee receives an additional $500 per month.

Nominating and Corporate Governance Committee: The chairman of the nominating and corporate governance committee receives an additional $917 per month, while each other member of the nominating and corporate governance receives an additional $500 per month.

Lead Independent Director: Our Lead Independent Director receives an additional $4,167 per month, which includes a standard monthly fee of $3,000 and a pro rata portion of a $14,000 annual retainer.

Meeting Fees*: Each non-employee director receives a fee of $1,000 for each board meeting attended. Non-employee directors that attend committee meetings receive additional compensation as set forth below:

Audit Committee: The chairman of the audit committee receives $3,000 for every audit committee meeting attended, while each other member of the audit committee receives $1,000 for every audit committee meeting attended.

Compensation Committee: The chairman of the compensation committee receives $2,000 for every compensation committee meeting attended, while each other member of the compensation committee receives $1,000 for every compensation committee meeting attended.

Nominating and Corporate Governance Committee: The chairman of the nominating and corporate governance committee receives $2,000 for every nominating and corporate governance committee meeting attended, while each other member of the nominating and corporate governance committee receives $1,000 for every nominating and corporate governance committee meeting attended.

Strategic Transactions Committee: The strategic transactions committee was created to evaluate the several strategic initiatives we announced in 2011. The committee met 21 times in 2011. Mr. Johnson served as chairman of the strategic transactions committee, and received a one-time payment of $10,000 for his service, while each member of the strategic transactions committee, including the chairman, received $1,000 for every strategic transactions committee meeting attended.

*	Directors who attend telephonic board and committee meetings receive one-half of the regular meeting payment, although the Directors have the discretion to determine whether a telephonic meeting is conducted in the form of a full in-person meeting, in which case full payment is made. Directors who attend in-person board and committee meetings via telephone receive the regular meeting payment.

Effective February 1, 2010, our Board of Directors elected to reduce their monthly and meeting fees by 10%, while evaluating the Company’s continued financial performance. The reduced monthly and meeting fees remained in place through December 31, 2011 and are scheduled to remain in place until June, 2012.

Equity Awards

In order to align the interests of our Directors with those of our stockholders, we award restricted stock unit grants to our non-employee Directors under the Director Automatic Grant Program of the Amended and Restated 2000 Stock Incentive Plan. Under that program, any new non-employee member of the Board of Directors will be granted, on the date of such election or appointment, restricted stock units covering the number of shares of our common stock (rounded up to the next whole share) determined by dividing the dollar sum of $100,000 by the fair market value per share of our common stock on such date, provided that individual has not previously been in our employ or the employ of any subsidiary or parent. The initial award will vest in a series of twelve (12) equal successive quarterly installments over the three (3)-year period of Board service, with the first vesting to occur at the end of the calendar quarter during which the grant occurs. In addition, on the date of each annual stockholders meeting, each non-employee member of the Board of Directors who is to continue to serve as a non-employee Board member after that annual meeting will automatically be granted restricted stock units covering the number of shares of our common stock (rounded up to the next whole share) determined by dividing the dollar sum of $70,000 by the fair market value per share of our common stock on such date. The annual award will vest in a series of eight (8) equal successive quarterly installments over a two (2)-year period, with the first vesting to occur at the end of the calendar quarter during which the grant occurs. For example, our non-employee directors that continue in service will receive restricted stock unit grants on May 17, 2012, the date of our annual meeting, and the first vesting date for those restricted stock units will be June 30, 2012.

As of December 31, 2011, Dr. Dyer held a fully-vested option to purchase 25,100 shares of our common stock at an exercise price of $3.89 per share, which option was granted to Dr. Dyer on January 22, 2002. Other than Dr. Dyer’s option, the option to purchase 25,000 shares of common stock that we granted to each of our directors at our initial public offering at an exercise price of $17.00 per share and the option to purchase 5,000 shares of common stock at an exercise price per share of $27.47 that we granted to each of our directors at our 2007 annual meeting of stockholders, no other non-employee Director options remain outstanding.

The following table sets forth the compensation earned by and awarded to each non-employee Director during 2011 who served on the Board during 2011.

Name (a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)(1)	Option Awards ($)(d)	All Other Compensation ($)(g)	Total ($)(h)

James S. Dyer (2)	132,200	70,000	0	0	202,200

David Johnson	190,580	70,000	0	0	260,580

Thomas R. Johnson (3)	30,490	70,000	0	0	100,490

David M. Kelly	160,000	70,000	0	0	230,000

David A. Reed (4)	138,100	70,000	0	0	208,100

Diane L. Schueneman (4)	8,700	100,000	0	0	108,700

(1)	The amounts in column (c) reflect the grant date fair value of each equity award. The grant date fair value is calculated in accordance with ASC 718 on the basis of the fair market value of the underlying awards on the respective grant dates. Assumptions used in the calculation of these amounts are included in Note 2 under “Stock Based Compensation” to our audited financial statements for fiscal year ended December 31, 2011, included in our annual report on Form 10-K filed with the SEC on March 15, 2011.
(2)	Dr. Dyer resigned from all positions held with the Company effective February, 2012.
(3)	Mr. Johnson (Thomas) resigned from all positions held with the Company effective May, 2011.
(4)	Mr. Reed resigned from all positions he held with the Company effective November, 2011. Ms. Schueneman was appointed to the Board, the compensation committee and the audit committee effective November, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 19, 2012 (except where otherwise noted), certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding shares of common stock, (ii) each of the Company’s Directors, (iii) each of the executive officers named in the Summary Compensation Table and (iv) all current Directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. As of March 19, 2012, the Directors and executive officers of the Company held a total of 5,461,529 shares of common stock entitled to vote, representing 18.7% of the then outstanding shares of common stock.

	Shares Beneficially Owned as of March 19, 2012 (1)
Beneficial Owner	Number of Shares	Percentage of Class

Executive Officers and Directors (2):

Roger J. Engemoen, Jr.(3)	2,436,722	8.7%
Philip A. Pendergraft(4)	958,765	3.4%
Daniel P. Son(5)	775,165	2.8%
C. William Yancey(6)	117,216	*
Kevin W. McAleer (7)	67,956	*
Andrew B. Koslow (8)	95,100	*
Bryce B. Engel (9)	81,131	*
Robert S. Basso (10)	6,209	*
David Johnson (11)	58,727	*
David M. Kelly (12)	113,252	*
Diane L. Schueneman (13)	14,006	*
All of our executive officers and Directors as a group (12 persons)	5,461,529	18.7%
Other 5% Stockholders:
J. Kelly Gray(14)	1,790,635	6.4%
Broadridge Financial Solutions, Inc. (15)	2,455,627	8.8%
T. Rowe Price Associates, Inc. (16)	2,817,865	10.1%
Highland Capital Management, L.P. (17)	2,056,075	7.3%
Total	13,897,289	48.9%

*	Less than 1% of the outstanding shares of common stock.
(1)	The number of shares of common stock deemed outstanding as of March 19, 2012 was 27,984,321. The number of beneficially owned shares includes shares issuable pursuant to stock options that may be exercised within sixty days after March 19, 2012 and restricted stock units that will vest within sixty days after March 19, 2012.
(2)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the officers and Directors named in the table have sole voting and investment power with respect to all shares of common stock. Unless otherwise indicated, the business address of each beneficial owner listed is 1700 Pacific Avenue, Suite 1400, Dallas, Texas 75201.
(3)	Consists of 2,377,855 shares of common stock held by the Engemoen Family Partnership Ltd. Mr. Engemoen has sole voting power and sole dispositive power over the shares of common stock held by the Engemoen Family Partnership Ltd. Also includes 50,000 shares issuable upon exercise of stock options exercisable at or that vest within 60 days of March 19, 2012.
(4)	Includes 739,185 shares held by PTP Partners LP. Philip A. Pendergraft is the President and sole shareholder of PTP Management LLC, the General Partner of PTP Partners LP. Mr. Pendergraft has sole voting power and sole dispositive power over the shares of common stock held by PTP Partners LP. Includes 1,325 shares held by PFSI FBO Philip A. Pendergraft IRA and 2,225 shares held by PFSI FBO Therese L. Pendergraft IRA. Also includes 480 shares issuable pursuant to restricted stock units that vest within 60 days of March 19, 2012. In addition, the number includes 100,000 shares issuable upon exercise of stock options exercisable at or that vest within 60 days of March 19, 2012.
(5)	Includes 169,635 shares held by DCG&T FBO Daniel P. Son IRA. Mr. Son has sole voting power and sole dispositive power over the shares of common stock held by DCG&T FBO Daniel P. Son. Also includes 598,625 shares held by DPAHS Holdings, Ltd. Mr. Son has shared voting and sole dispositive power over the shares of common stock held by DPAHS Holdings, Ltd.
(6)	Includes 31,250 shares issuable upon exercise of stock options exercisable at or that vest within 60 days of March 19, 2012. Also includes 4,500 shares held by Charles Schwab FBO Charles William Yancey PCRA. Mr. Yancey resigned as the president of our domestic clearing subsidiary effective February 15, 2012.

(7)	Includes 16,666 shares issuable upon exercise of stock options currently exercisable or that vest within 60 days of March 19, 2012. Also includes 1,940 shares issuable pursuant to restricted stock units that vest within 60 days of March 19, 2012. Mr. McAleer resigned as our chief financial officer effective March 31, 2012.
(8)	Includes 16,666 shares issuable upon exercise of stock options exercisable within 60 days of March 19, 2012. Also includes 1,940 shares issuable pursuant to restricted stock units that vest within 60 days of March 19, 2012.
(9)	Includes 1,230 shares issuable pursuant to restricted stock units that vest within 60 days of March 19, 2012.
(10)	Includes 5,209 shares issuable pursuant to restricted stock units that vest within 60 days of March 19, 2012.
(11)	Includes 23,750 shares issuable upon exercise of stock options exercisable within 60 days of March 19, 2012. Also includes 2,684 shares issuable pursuant to restricted stock units that vest within 60 days of March 19, 2012.
(12)	Includes 2,684 shares issuable pursuant to restricted stock units that vest within 60 days of March 19, 2012.
(13)	Includes 7,003 shares issuable pursuant to restricted stock units that vest within 60 days of March 19, 2012.
(14)	Includes 690,471 shares held by Mr. Gray as trustee of the Gray Family 1999 Investment Trust. Mr. Gray has shared voting power and shared dispositive power over the shares of common stock held by the Gray Family 1999 Investment Trust. Also includes 848,772 shares held by KG Management Ltd. Mr. Gray has shared voting power and sole dispositive power over the shares of common stock held by KG Management Ltd. In addition, number includes 251,392 shares held by Service Lloyds Insurance Company. Mr. Gray has shared voting and dispositive power over the shares of common stock held by Service Lloyds Insurance Company.
(15)	Based on a Schedule 13G filed on July 9, 2010, Broadridge Financial Solutions, Inc. beneficially owned an aggregate of 2,455,627 shares, of which it has sole voting power over 2,455,627 shares and sole dispositive power over 2,455,627 shares. The business address of Broadridge Financial Solutions, Inc. is 1981 Marcus Avenue, Lake Success, New York 11042.
(16)	Based on a Schedule 13G/A filed on February 9, 2012, T. Rowe Price Associates, Inc. beneficially owned an aggregate of 2,817,865 shares, of which it has sole voting power over 217,300 shares and sole dispositive power over 2,588,700 shares. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(17)	Based on a Schedule 13G filed on February 1, 2012, Highland Capital Management, L.P., together with certain associated funds, beneficially owned an aggregate of 2,056,075 shares, of which it has no sole voting power and no sole dispositive power. The business address of Highland Capital Management, L.P. and its associated funds is 13455 Noel Rd., Suite 800, Dallas, Texas 75240.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal year 2011, the Audit Committee met 11 times, including six times in full session and five times via teleconference to review interim financial information contained in each quarterly earnings announcement and Form 10-Q with management and independent auditors prior to public release.

In discharging its oversight responsibility regarding the audit process, the Audit Committee received from the independent registered public accounting firm, BDO USA, LLP (BDO USA) the written disclosures and letter required by Rule 3526 of the Public Company Accounting Oversight Board (PCAOB), and had discussions with BDO USA regarding their independence, including the scope and impact of non-audit services provided by BDO USA. The Audit Committee also discussed with management, the internal auditors, and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit functions organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditor’s examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations during quarterly meetings.

The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in “Internal Control – Integrated Framework.” The Audit Committee also has reviewed and discussed with BDO USA its review and report on the Company’s internal control over financial reporting. The Company published these reports in its Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on March 15, 2012.

The Audit Committee discussed and reviewed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2011, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management, the internal auditors and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to stockholder approval, of BDO USA, LLP as the independent auditors for the Company.

AUDIT COMMITTEE

David M. Kelly, Chairman
Robert S. Basso
Diane L. Schueneman

PROPOSAL TWO: NON-BINDING VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, the Company’s stockholders are entitled to vote at the annual meeting to approve the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or our Board or the compensation committee.

Although the vote is non-binding, our Board and the compensation committee value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions affecting the Company’s executive officers. In 2011, over 90% of our stockholders that voted approved our say-on-pay proposal, which the Board believes was an endorsement by our stockholders of our compensation methodology.

As described in the section titled “Compensation Discussion and Analysis,” our executive compensation program is designed to provide a competitive level of compensation necessary to attract and retain outstanding executive talent, to reward the achievement of short-term financial and individual goals, and to align long-term interests between management and Company stockholders. In order to align executive pay with both the Company’s financial performance and stock performance, a significant portion of both cash and equity compensation paid to our NEOs is allocated to performance and service-based incentive programs to make executive pay dependent on the Company’s long-term performance. For 2011, between 47% and 57% of the total direct targeted compensation of our NEOs was at risk. Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which more thoroughly discusses how we believe our compensation policies and procedures complement our compensation philosophy. The Board and our compensation committee believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement.

We are asking our stockholders to vote for the following resolution:

“RESOLVED, that the Company’s stockholders approve, in a non-binding vote, the compensation of the Company’s named executive officers as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion”

This vote is only advisory, and will therefore not be binding upon the Company or our Board. However, the Board encourages input from the Company’s stockholders and encourages all stockholders to vote their shares on this matter.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE SEC’S COMPENSATION DISCLOSURE RULES.

PROPOSAL THREE: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The Audit Committee of the Board of Directors has selected BDO USA, LLP (BDO USA) to audit our consolidated financial statements and internal controls over financial reporting for the fiscal year ending December 31, 2012.

Representatives of BDO USA will be present at the Annual Meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from stockholders.

We are asking our stockholders to ratify the selection of BDO USA as our independent registered public accounting firm. Ratification is not required by our By-laws or by law or regulation. The Board is submitting the selection of BDO USA to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee may in its discretion select a different registered public accounting firm at any time during the year if it determines that a change would be in the best interests of the Company and our stockholders.

Audit and Related Fees

In 2011, the Audit Committee authorized policies and procedures with regard to the pre-approval of audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has granted the Chairman the ability to approve non-audit fees up to $50,000 without the approval of the full Committee. The Audit Committee will periodically review and pre-approve the services that may be provided by the independent auditor without impairing the independence of the auditor in accordance with SEC regulations and the Committee’s charter.

The following is a summary of fees and services approved by the Company and performed by BDO USA for the fiscal years ended December 31, 2011 and 2010.

	Year ended December 31,
	2011	2010

Audit Fees (1)	$918,581	$937,891
Audit Related Fees (2)	163,657	182,980

Total audit and related fees	1,082,238	1,120,871

Tax Fees (3)	152,741	55,098
All other fees (4)	17,855	—

Total	$1,252,834	$1,175,969

(1)	Audit Fees. The aggregate fees billed to us in each of fiscal 2011 and fiscal 2010 for professional services rendered by BDO USA for (i) the audit of our annual financial statements included in our annual report on Form 10-K; (ii) the review of our interim financial statements included in the quarterly reports; (iii) services relating to comfort letters; and (iv) consents and assistance in connection with other filings made with the SEC.
(2)	Audit-Related Fees. The aggregate fees billed to us in each of fiscal 2011 and fiscal 2010 for professional services rendered by BDO USA for audit-related fees including service organization internal control audits and audits of employee benefit plans.
(3)	Tax Fees. Tax fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance and international tax planning.
(4)	All other Fees. All other fees consist of fees for products and services other than the services reported.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board of Directors has adopted a written policy to evaluate material transactions or agreements that the Company proposes to enter into with any of our directors or executive officers or any of their affiliated entities, or pursuant to which any officer or director otherwise is an interested party. The following are transactions in which the Company was or is a party, in which the amount involved exceeded $120,000, and in which a director, director nominee, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Our chairman, Mr. Engemoen, is a significant stockholder (directly or indirectly) in, and serves as the Chairman of the Board for, SAMCO Holdings, Inc. (“SAMCO”), which owns all of the outstanding stock or equity interests, as applicable, of each of SAMCO Financial Services, Inc. (“SAMCO Financial”), SAMCO Capital Markets, Inc. (“SAMCO Capital Markets”), and SAMCO-BD, LLC (“SAMCO-BD”). SAMCO and its affiliated entities are referred to as the “SAMCO Entities.” Through its subsidiaries, the Company currently provides technology support and other similar services to SAMCO and provides clearing services, including margin lending, to the customers of SAMCO Capital Markets. PFSI had provided clearing and margin lending services to customers of SAMCO Financial prior to SAMCO Financial’s termination of its broker-dealer status on December 31, 2006.

On July 18, 2006, three claimants filed separate arbitration claims with the NASD (which is now known as FINRA) against PFSI related to the sale of certain collateralized mortgage obligations by SAMCO Financial to its customers. In the ensuing months, additional arbitration claims were filed against PFSI and certain of our directors and officers based upon substantially similar underlying facts. These claims generally allege, among other things, that SAMCO Financial, in its capacity as broker, and PFSI, in its capacity as the clearing broker, failed to adequately supervise certain registered representatives of SAMCO Financial, and otherwise acted improperly in connection with the sale of these securities during the time period from approximately June 2004 to May 2006. Claimants generally requested compensation for losses incurred through the depreciation in market value or liquidation of the collateralized mortgage obligations, interest on any losses suffered, punitive damages, court costs and attorneys’ fees. In addition to the arbitration claims, on March 21, 2008, Ward Insurance Company, Inc., et al, filed a claim against PFSI and Roger J. Engemoen, Jr., the Company’s Chairman of the Board, in the Superior Court of California, County of San Diego, Central District, based upon substantially similar facts. We have now settled all claims with third parties with respect to this matter of which we are aware. No further claims based on this matter are expected at this time.

On November 5, 2008, the Company entered into a settlement agreement with certain of the SAMCO Entities pursuant to which the Company received a limited personal guaranty from Mr. Engemoen of certain of the indemnification obligations of various SAMCO Entities with respect to claims related to the underlying facts described above, and, in exchange, the Company agreed to limit the aggregate indemnification obligations of the SAMCO Entities with respect to certain matters described above to $2,965,243. Unpaid indemnification obligations of $800,000 were satisfied prior to February 15, 2009. Of the $800,000 obligation, $86,000 was satisfied through a setoff against an obligation owed to the SAMCO Entities by PFSI, with the balance paid in cash. Of the remaining $2,165,243 indemnity obligation $600,000 was paid to the Company prior to June 15, 2009 and the remainder was paid in December, 2009. Effective as of December 31, 2009, the Company and the SAMCO entities entered into an amendment to the settlement agreement, whereby SAMCO agreed to pay an additional $133,000 on the last business day of each of the first six calendar months of 2010 (a total of $800,000). In each of the first six calendar months of 2010, SAMCO paid $133,000 to the Company, fully satisfying its obligations under the amendment to the settlement agreement. We are not aware of any remaining third party claims against the Company that have not been resolved in full. The SAMCO Entities remain responsible for the payment of their own defense costs and any claims from any third parties not expressly released under the settlement agreement, irrespective of amounts paid to indemnify the Company. The settlement agreement only relates to the matters described above and does not alter the indemnification obligations of the SAMCO Entities with respect to unrelated matters.

We provide technology support and similar services to SAMCO pursuant to the terms of a Transition Services Agreement entered into between the Company and SAMCO on May 16, 2006. That agreement was entered into at arm’s length and we believe it to be on market terms. Clearing services are provided to SAMCO Capital Markets pursuant to the terms of a clearing agreement entered into between the Company and SAMCO Capital Markets on May 19, 2005, as amended effective December 31, 2009. That agreement, as amended, was also entered into at arm’s length and is similar to clearing agreements the Company enters into from time to time with other similarly situated correspondents. We believe the terms to be no more favorable to SAMCO Capital Markets than what the Company would offer similarly situated correspondents. In 2011, we generated approximately $105,000 in revenue from our provision of technology support and similar services to SAMCO and approximately $164,851 in revenue from our clearing relationship with SAMCO Capital Markets.

We sublet space to SAMCO Capital Markets at our principal offices at 1700 Pacific Avenue in Dallas, Texas and at One Penn Plaza, in New York, NY. For each sublease, SAMCO Capital Markets is required to pay the percentage of the rental expense we incur equal to the percentage of space SAMCO Capital Markets occupies. We believe each sublease to be on market terms. In 2011, for occupying the 20th floor of our Dallas office, SAMCO Capital Markets made payments totaling $304,000 in rental expense to the landlord of that property. For occupying a portion of Suite 5120 in our New York office, SAMCO Capital Markets made payments totaling $40,000, net of reimbursed expenses, to the landlord of that property.

Broadridge Financial Solutions, Inc. (“Broadridge”) is a significant stockholder in the Company and as of December 31, 2011 held approximately 8.9% percent of our issued and outstanding common stock. Broadridge is also an important service provider to the Company, following the conversion of the Company to the Broadridge securities processing technology platform in 2011 and 2012.

On November 2, 2009, we entered into an asset purchase agreement (“Ridge APA”) to acquire the clearing and execution business of Ridge Clearing & Outsourcing Solutions, Inc. (“Ridge”) from Ridge and Broadridge. The acquisition closed on June 25, 2010, and under the terms of the Ridge APA, as later amended, the Company paid $35.2 million. The acquisition date fair value of consideration transferred was $31.9 million, consisting of 2,455,627 shares of Company common stock and a $20.6 million five-year subordinated note (the “Ridge Seller Note”). The Ridge Seller Note, as amended, bears interest, payable at maturity, at an annual rate equal to 90-day LIBOR plus 5.5%. The Ridge Seller Note is scheduled to mature in June 2015 and is subordinated to certain of the Company’s bank debt and the Company’s 12.50% Senior Second Lien Secured Notes due 2017. The Ridge Seller Note is subject to adjustment based on adjustments to the purchase price ultimately payable by the Company under the terms of the Ridge APA. Pursuant to the terms of the Restructuring Support Agreement, the Ridge Seller Note will be converted into 9.9% of the Company’s stock upon consummation of the Restructuring.

Concurrent with entering into the Ridge APA, the Company and Broadridge entered into a Master Services Agreement (the “Ridge MSA”) which provides for provision by Broadridge and its subsidiaries, including Ridge, of securities processing and back-office services to certain of PWI’s subsidiaries, including the Company. Concurrent with the closing of Ridge APA on June 25, 2010, PWI and Broadridge also entered into a number of ancillary agreements, including an Amendment, Assignment and Assumption Agreement (the “Assignment Agreement”) and an Amendment Agreement (the “Amendment Agreement” and the Assignment Agreement are referred to together as the “Amendment Agreements”). Pursuant to the Amendment Agreements, PWI and Broadridge agreed to a number of amendments to the terms of the Asset Purchase Agreement, the Master Services Agreement and certain related agreements and documents. Amendments included, among others, certain adjustments to the consideration and amounts payable pursuant to the Master Services Agreement. Additionally, the term of the Master Services Agreement was extended and the scope of services subject to the Master Services Agreement was revised. The Amendment Agreements also provided for the entry of Schedules to the Ridge MSA (the “MSA Schedules”), for the provision of securities processing and back office services to certain of the Company’s subsidiaries. On October 13, 2011, we entered into a further Amendment Agreement providing, among other things, for the expansion of various services subject to the Ridge MSA and related MSA Schedules of certain of the Company’s subsidiaries. This Amendment Agreement set a target for the Company to outsource $8 million worth of additional services by July, 2013. In connection with the signing of the amendment agreement, expansion of various services subject to the MSA, and to defray certain costs associated with the conversion to Broadridge’s technology platform, Broadridge made a payment to us of $7 million. In the event that we have not outsourced at least $7 million worth of additional services to Broadridge by July 1, 2013, a penalty (proportionate to the amount by which the expanded outsources services are less than $7 million) will be payable to Broadridge. During 2011, we paid approximately $28,733,000 to Broadridge and its subsidiaries in respect of services pursuant to the Ridge MSA.

In connection with the closing of the Ridge APA, we also entered into a Stockholder’s and Registration Rights Agreement with Broadridge. This agreement entitles Broadridge one demand registration right and piggy back registration rights, subject to customary terms and conditions. In addition, Broadridge is entitled to sell its common stock as permitted under SEC Rule 144. In the event the Company redeems or repurchases any of its common stock, if necessary, the Company will repurchase the common stock on a pro rata basis on the same terms and conditions so that Broadridge’s beneficial ownership of our common stock will not exceed 9.9% of our issued and outstanding common stock following any such repurchases or redemptions.

Until his resignation on May 12, 2011, Mr. Thomas R. Johnson was a member of our Board of Directors. Mr. Johnson is also a member of the board of directors and the President, CEO and a stockholder of Call Now, Inc. (“Call Now”). Over the past several years, we have extended margin credit to Call Now, among other of our related parties. Such credit has been extended in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and had not involved more than normal risk of collectability or presented other unfavorable features at the time made.

During 2010, we worked with Call Now to restructure Call Now’s margin loans after we determined that certain collateral securing the margin loans had suffered reduced liquidity. As part of that restructuring, in February 2010, Call Now restructured certain of its margin debts into a secured promissory note. The largest balance that Call Now has owed under the Promissory Note and margin debts, including accrued interest, was $20,286,000. On August 1, 2011, in connection with our ongoing review of the margin debts owed by Call Now, we made demand on Call Now for the repayment of margin and other debts owed by Call Now to the Company, with the exception of the Promissory Note. Call Now failed to make payment of the amount demanded and we determined to commence foreclosure proceedings with respect to certain of the collateral securing the amounts owed. On August 4, 2011 we therefore foreclosed on certain collateral of Call Now comprised of 500,922 shares of our common stock, which we acquired at prevailing market rates and credited the purchase price against the amounts owed by Call Now. On August 12, 2011 we entered into a waiver agreement with Call Now, pursuant to which Call Now acknowledged its default of its obligations to the Company and waived certain rights to notice or redemption in respect of our foreclosure upon collateral provided by Call Now, other than certain municipal bonds issued by the Retama Development Corporation and certain partnership interests that were the subject to pledges to third parties. On August 30, we entered into an Irrevocable Proxy with Call Now in respect, among other things, of the Retama Development Corporation municipal bonds. On September 1, 2011 we conducted a public foreclosure sale of certain of the Call Now collateral. We were the successful bidder at the foreclosure sale and bid a total of $3,741,000 for the assets offered for sale. This bid was satisfied by crediting the purchase price against the obligations of Call Now to the Company. Following the foreclosure sale the amounts owed to us under the Promissory Note and margin debts was $15,252,000. Subsequently, in January 2012 we made demand on the Promissory Note and other outstanding debts of Call Now. Subsequent to year-end, Call Now failed to make payment and on February 13, 2012 and we therefore conducted a further foreclosure sale at which the Retama Development Corporation municipal bonds previously excluded from the foreclosure sales in 2011 were offered for sale. We acquired the Retama Development Corporation municipal bonds for a purchase price of $7,966.000, which was credited against the amounts owed by Call Now. As of February 29, 2012 the outstanding balance of the debts owed to the Company by Call Now was $7,968,000.

Mr. Thomas Johnson has no interest in the Call Now margin account or the Promissory Note, except to the extent of his approximately 4.7% ownership interest in Call Now. Mr. Johnson abstained from voting on all matters on behalf of the Company.

Effective September 1, 2010, we entered into a consulting agreement with Holland Consulting, LLC, a company controlled by our former president, Mr. Daniel P. Son, and a retirement agreement with Mr. Son that set forth the terms of his severance. The retirement agreement was filed as Exhibit 10.1 and the consulting agreement was filed as Exhibit 10.2 to Form 10-Q, which was filed with the Securities and Exchange Commission on November 9, 2010. Pursuant to the terms of the consulting agreement, Mr. Son will provide consulting services through December 31, 2012, at a rate of $14,584 per month. Pursuant to the terms of the retirement agreement, we will pay Mr. Son 12 months of base salary at the prorated annualized rate of $550,000, and thereafter, 16 months of the prorated amount of $350,000, with the last such payment to be made with respect to the period ending on December 31, 2012. Our compensation committee approved each of the consulting agreement and the retirement agreement after discussions with management and outside advisors, and believes we entered into each agreement on terms fair to the Company, given Mr. Son’s expertise in our industry, his knowledge of our company’s operations, and his 16 years of service to the Company. In 2011, we paid $175,008 to Holland Consulting, LLC for consulting services rendered by Mr. Son, and $454,167 to Mr. Son pursuant to the terms of the retirement agreement.

On January 31, 2012, we entered into a separation agreement with Mr. C. William Yancey, the former president of our domestic clearing broker. Pursuant to the terms of the separation agreement, subject to the execution of a release and continued compliance with his other obligations under the separation agreement, we agreed to provide Mr. Yancey with certain pay and benefits, including cash payments in an amount equal to $590,000 less applicable withholding taxes, which payment was made in February, 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers, and any persons holding 10% or more of the Company’s common stock, to file reports of ownership and any changes in ownership of the Company’s stock. To the best of the Company’s knowledge, in 2011, all required forms were filed on time with the Securities and Exchange Commission except the Form 4 related to the 2011 equity bonus award, each filed February 22, 2011, for Messrs. Engel, Koslow, McAleer, Pendergraft, Presby and Yancey, due to an administrative error.

RISKS RELATED TO COMPENSATION POLICIES AND PROCEDURES

We have reviewed our compensation policies and practices for our employees and have concluded that the risks arising from those policies and practices are not reasonably likely to have a material adverse effect on us.

OTHER MATTERS

The Board of Directors knows of no business other than that set forth above to be transacted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such matters is granted by the execution of the enclosed Proxy.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 has been posted on the Internet at http://www.cstproxy.com/penson/2012 concurrently with the posting of the Proxy Statement and the mailing of the Notice of Annual Meeting. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

By Order of the Board of Directors,

Andrew B. Koslow
Secretary

March 26, 2012

PENSON WORLDWIDE, INC.

VOTE BY INTERNET OR TELEPHONE
QUICK « « « EASY « « « IMMEDIATE

As a stockholder of Penson Worldwide, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 16, 2012.

Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  ▼

The Board of Directors recommends a vote “FOR” Items 1, 2 and 3.				Please mark your votes like this	☒

1.   To elect five (5) Directors of the Company, three (3) of whom will serve until the 2015 annual meeting of stockholders, one (1) of whom will serve until the 2013 annual meeting of stockholders and one (1) of whom will serve until the 2014 annual meeting of stockholders, or until their successors are elected and qualified;

2. To conduct an advisory vote to approve named executive officer compensation;

NOMINEES:	(01) Roger J. Engemoen, Jr. (04) Diane L. Schueneman	☐ FOR	☐ AGAINST	☐ ABSTAIN
(02) David Johnson (05) Robert S. Basso
(03) David M. Kelly		3. To ratify the selection of BDO USA, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2012; and

FOR nominees listed ☐ above (except those stricken)	WITHHOLD AUTHORITY to ☐ vote for all nominees listed above	☐ FOR	☐ AGAINST	☐ ABSTAIN
(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list above)		4. To transact such other business as may properly come before the meeting.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2012.
Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to be held May 17, 2012.

This proxy statement and our 2011 Annual Report to Stockholders are available at http://www.cstproxy.com/penson/2012

▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE   ▼

FORM OF PROXY

PENSON WORLDWIDE, INC.

1700 Pacific Avenue, Suite 295A Dallas, Texas 75201

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PENSON WORLDWIDE, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 17, 2012.

The undersigned (i) acknowledges receipt of the Notice dated March 26, 2012, of the Annual Meeting of Stockholders of Penson Worldwide, Inc. (the “Company”) to be held on Thursday, May 17, 2012, at 9:00 a.m. local time at 1700 Pacific Avenue, Suite 295A, Dallas, Texas 75201 and the Proxy Statement in connection therewith and (ii) appoints Andrew B. Koslow and Nicole H. Williams, and each of them, the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned on March 19, 2012, or with respect to which the undersigned is entitled to vote and act, at the meeting and at any postponements or adjournments thereof, and the undersigned directs that this proxy be voted as set forth on the reverse.

If more than one of the proxies named herein shall be present in person or by substitute at the meeting or at any postponements or adjournments thereof, both of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR IN ITEM 1, “FOR” ITEMS 2 AND 3.

If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card but do not specify how your shares are to be voted, the persons named as proxies on the proxy card will vote your shares in accordance with the recommendations of the Board.

(Continued and to be signed on the reverse side)